                           SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  Confidential, for Use of the
     Commission Only (as permitted by
     Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             CELLSTAR CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[CELLSTAR CORPORATION LOGO]
PRELIMINARY COPY

         To CellStar Corporation Stockholders:

           You are cordially invited to attend the Annual Meeting of Stockholders of CellStar Corporation (the "Company") to be held at the Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas, Texas, on
                      ,              , 2002, at 10:00 a.m., Dallas time.

           The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the annual meeting, which includes (1) the election of one Class III director of the Company, (2) approval of the exchange, for each $1,000 principal amount of the Company's currently outstanding 5% Convertible Subordinated Notes due 2002 (the "Existing Subordinated Notes"), of approximately (i) $366.67 in cash and (ii) at the holder's election, one of the following options for all Existing Subordinated Notes held by such holder: (a) $400.94 principal amount of 12% Senior Subordinated Notes due February 2007 (the "Senior Notes") or (b) $320.75 principal amount of Senior Notes and $80.19 principal amount of 5% Senior Subordinated Convertible Notes due November 2002 (the "Senior Convertible Notes") or (c) $400.94 principal amount of Senior Convertible Notes and (3) approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a one-for-five reverse stock split of the outstanding shares of Common Stock. In addition, we will review with you the affairs and progress of the Company during the past fiscal year.


           We are asking you to approve the exchange offer because we believe the exchange offer is in the best interests of the Company and its stockholders. The Existing Subordinated Notes mature in 2002 and became a current liability of the Company in October 2001, adversely affecting our balance sheet and our ability to finance our operations. Therefore, a refinancing of the notes is necessary. We have explored various alternatives to refinance the notes and believe that the exchange offer represents the best means available to refinance the notes and remain a viable company. The exchange offer will improve our balance sheet by reducing our outstanding indebtedness. We believe that any improvement in the Company's balance sheet as a result of the exchange offer would give the Company enhanced access to the capital markets and expand our opportunities for future growth.


           We are asking you to approve the proposed amendment to the Company's Certificate of Incorporation to permit the Company to meet the minimum trading price requirement of the NASDAQ National Market System. While the Company believes that the reverse stock split effected by the proposed amendment to the Company's Certificate of Incorporation will cause the Company's common stock to meet the minimum trading price requirements, there is no guarantee that the minimum trading price requirements will initially be satisfied or, if initially satisfied, that the minimum trading price requirements will continue to be satisfied.


           Directors and officers of the Company will be present to help host the annual meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend.

           The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the annual meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

           Please sign, date and return the enclosed Proxy without delay. If you attend the annual meeting, you may vote in person even if you have previously mailed a Proxy.

           I look forward to seeing you at the annual meeting.

         Sincerely,


         Terry S. Parker
         Chief Executive Officer

[LETTERHEAD OF WORLD HEADQUARTERS]

                             CELLSTAR CORPORATION
                             1730 Briercroft Court
                            Carrollton, Texas 75006

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held            , 2002

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of CellStar Corporation, a Delaware corporation (the "Company"), will be held at the Omni Dallas Hotel Park West, 1590 LBJ Freeway, Dallas,
Texas, on              ,                   , 2002, at 10:00 a.m., Dallas time,
for the following purposes:

  (1) To elect one Class III director for a term expiring in 2004;

  (2) To consider and approve the exchange, for each $1,000 principal amount of the Company's currently outstanding 5% Convertible Subordinated Notes due 2002, of approximately (i) $366.67 in cash and (ii) at the holder's election, one of the following options for all Existing Subordinated Notes held by such holder: (a) $400.94 principal amount of 12% Senior Subordinated Notes due February 2007 (the "Senior Notes") or (b) $320.75 principal amount of Senior Notes and $80.19 principal amount of 5% Senior Subordinated Convertible Notes due November 2002 (the "Senior Convertible Notes") or (c) $400.94 principal amount of Senior Convertible Notes;

  (3) To consider and act upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to effect a one-for-five reverse stock split of the outstanding shares of the Company's Common Stock; and

  (4) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

  The close of business on January 8, 2002, has been fixed by the Company's Board of Directors as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment or adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder during ordinary business hours at the Company's offices located at 1730 Briercroft Court, Carrollton, Texas 75006.


  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

                                          By Order of the Board of Directors,

                                          [SIGNATURE OF ELAINE FLUD RODRIGUEZ]

                                          Elaine Flud Rodriguez
                                          Senior Vice President, Secretary
                                           and General Counsel

Carrollton, Texas

January 14, 2002

                             CELLSTAR CORPORATION
                             1730 Briercroft Court
                            Carrollton, Texas 75006

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held             , 2002

  This Proxy Statement is furnished in connection with the solicitation of proxies ("Proxies") by the Board of Directors of CellStar Corporation (the "Company" or "CellStar") for use at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held at the Omni Dallas Hotel Park West, 1590
LBJ Freeway, Dallas, Texas, on          ,            , 2002, at 10:00 a.m.,
Dallas time, or at such other time and place to which the Meeting may be adjourned. The date on which this Proxy Statement and accompanying Proxy are intended to first be sent or given to stockholders is January 14, 2002.


  All shares represented by valid Proxies, unless the stockholder specifies otherwise, will be voted (i) FOR the election of the person named under "Proposal I--Election of Director" as a nominee for election as a Class III director, (ii) FOR the approval of the exchange (the "Exchange Offer"), for each $1,000 principal amount of our currently outstanding 5% Convertible Subordinated Notes due 2002 (the "Existing Subordinated Notes") of approximately (i) $366.67 in cash and (ii) at the holder's election, one of the following options for all Existing Notes held by such holder: (a) $400.94 principal amount of 12% Senior Subordinated Notes due February 2007 (the "Senior Notes") or (b) $320.75 principal amount of Senior Notes and $80.19 principal amount of 5% Senior Subordinated Convertible Notes due November 2002 (the "Senior Convertible Notes") or (c) $400.94 principal amount of Senior Convertible Notes and (iii) FOR the approval of an amendment to the Company's Certificate of Incorporation (the "Certificate of Incorporation") to effect a one-for-five reverse stock split of the outstanding shares of the Company's Common Stock (the "Reverse Split"). The Board of Directors knows of no other business to be presented at the Meeting. If any other business is properly presented, the persons named in the enclosed Proxy have authority to vote on such matters in accordance with such persons' discretion. Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

  A stockholder executing a Proxy retains the right to revoke it at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy, or by voting the shares in person at the Meeting.

                       Record Date and Voting Securities

  The record date for determining the stockholders entitled to notice of and to vote at the Meeting and any postponements and adjournments thereof was the close of business on January 8, 2002 (the "Record Date"), at which time the Company had issued and outstanding 60,142,221 shares of Common Stock. Common Stock is the only class of outstanding voting securities of the Company.


                               Quorum and Voting

  The presence at the Meeting, in person or by Proxy, of the holders of at least a majority of the outstanding shares of Common Stock as of the Record Date is necessary to constitute a quorum for the conduct of business at the Meeting. Each share of Common Stock represented at the Meeting in person or by Proxy will be counted toward a quorum. If a quorum is not present, the Meeting may be adjourned from time to time until a quorum is obtained. Each share of Common Stock is entitled to one vote with respect to all matters (including election of director) presented for stockholder vote at the Meeting.

  To be elected, the nominee for election as a Class III Director must receive the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Meeting. Votes may be cast in favor or withheld with respect to the nominee. Votes that are withheld will be counted toward the determination of whether a quorum exists, but will be excluded entirely from the tabulation of votes for election of the specified nominee and, therefore, will not affect the outcome of the vote on such proposal.

  Approval of the proposal to approve the Exchange Offer requires the affirmative vote of a majority of the shares of Common Stock present or represented and entitled to vote at the Meeting. Abstentions may be specified on such proposal and will have the same effect as a vote against such proposal.

  Approval of the proposal to amend the Certificate of Incorporation to effect the Reverse Split requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the Record Date. Abstentions may be specified on such proposal and will have the same effect as a vote against such proposal.

  "Broker non-votes" (i.e., shares held by brokers or nominees as to which the brokers have no discretionary power to vote on a particular matter and have received no instructions from the persons entitled to vote such shares), if any, will be counted as present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the Proxy that it does not have discretionary authority to vote, those shares will be treated as not entitled to vote with respect to that matter. Therefore, with respect to the approval of Proposal II, which requires the affirmative vote of a majority of the shares present or represented and entitled to vote on the proposal at the Meeting, broker non-votes will be excluded from the tabulation and will have no effect on Proposal II. With respect to the approval of Proposal III, which requires the affirmative vote of a majority of the outstanding shares, broker non-votes will have the same effect as a vote against Proposal III. Broker non-votes will have no effect on Proposal I.


                                  PROPOSAL I

                             ELECTION OF DIRECTOR

  The Company's Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company's Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

  There is one Class III director to be elected for a term expiring at the Company's Annual Meeting of Stockholders in 2004 or until his successor has been elected and qualified. It is intended that the name of the nominee indicated below will be placed in nomination and that the persons named in the Proxy will vote for his election. The nominee has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case the nominee shall become unavailable for election to the Board of Directors for any reason not currently known or contemplated, the persons named in the Proxy will have discretionary authority to vote the Proxy for a substitute. Proxies cannot be voted for more than one nominee.

  Information concerning the nominee proposed by the Board of Directors for election as a Class III director, along with information concerning the current Class I and Class II directors, whose terms of office will continue after the Meeting, is set forth below.

  The nominee for election as a Class III director is as follows:

Class III Nominee--Term Expiring in 2004

 Name                                   Age Current Position
 ----                                   --- ----------------
 Terry S. Parker.......................  56 Chief Executive Officer

  The current directors whose terms will expire after 2001 are as follows:

Class I Director--Term Expiring in 2002

Name                                   Age Current Position
----                                   --- ----------------
Dale V. Kesler........................  62 Director

Class II Directors--Terms Expiring in 2003

Name                                                   Age Current Position
----                                                   --- ----------------
James L. Johnson......................................  74 Chairman of the Board
John L. ("J.L.") Jackson..............................  69 Director
Jere W. Thompson......................................  69 Director

  Alan H. Goldfield, a Class III director and the Chairman of the Board, Chief Executive Officer and founder of the Company, retired on July 5, 2001. The Board has not yet filled the vacancy created by Mr. Goldfield's recent retirement. On March 10, 2000, Sheldon I. Stein, a Class I director, resigned from the Company's Board.

  Set forth below is a description of the backgrounds of each of the directors of the Company.

  Terry S. Parker has served as Chief Executive Officer of the Company since July 2001, as a director of the Company since March 1995 and as President and Chief Operating Officer of the Company from March 1995 through July 1996. Mr. Parker served as Senior Vice President of GTE Corporation and President of GTE's Personal Communications Services, GTE's wireless division, from October 1993 until he joined the Company. From 1991 to 1993, Mr. Parker served as President of GTE Telecommunications Products and Services. Before 1991, Mr. Parker served as President of GTE Mobile Communications. Mr. Parker served on the Board of Directors for Nucentrix Corporation from 1998 until 2001, the Board of Directors of Highway Master Communications, Inc. from 1995 to 2000, the Board of Directors of Illinois Superconductor Corporation from 1998 to 2000, the Board of Directors of Equalnet Corporation from 1996 to 1999, and the Board of Directors of Telenetics Corporation from May 2000 to March 2001. Mr Parker also served as the President and Chief Executive Officer of Telenetics from September 2000 until March 2001. Mr. Parker served on the Audit Committee of CellStar's Board of Directors until January 2000, when CellStar's Board of Directors restructured the composition and duties of the Audit Committee.

  Dale V. Kesler has served as a director of the Company since March 1999. Mr. Kesler retired as an active partner of the professional accounting firm of Arthur Andersen LLP in 1996 and served as the Managing Partner of Arthur Andersen's Dallas/Fort Worth office from 1983 to 1994. Mr. Kesler was responsible for strategic planning on a world-wide basis for the Audit and Business Advisory practices of Arthur Andersen in 1982 and 1983 and served as the head of the Audit Practice in the firm's Dallas office from 1973 to 1982. Mr. Kesler also serves on the Board of Directors of Elcor Corporation, New Millennium Homes, Resource Services, Inc., and Triad Hospitals, Inc. Mr. Kesler currently serves as Chairman of the Audit Committee of CellStar's Board of Directors. Mr. Kesler served on the Nominating Committee from January 2000 until September 2001 and on the Compensation Committee of CellStar's Board of Directors from March 1999 until January 2000.

  James L. Johnson has served as the non-executive Chairman of the Board of Directors since July 2001 and as a director of the Company since March 1994. Mr. Johnson has been Chairman Emeritus of GTE Corporation since May 1992 and served as GTE's Chairman and Chief Executive Officer from April 1988 to April 1992. Mr. Johnson began his career with Southwestern Associated Telephone Company (the predecessor company of GTE Central) in 1949. He was a member of GTE's Board of Directors from 1985 to May 1999 and a member of the Board of Directors of Finova Group Incorporated (formerly GTE Financial) until 2001. He is currently a director of Harte Hanks Communications, Inc., M.O.N.Y (Mutual of New York, Inc.) and Walter Industries Incorporated. Mr. Johnson is also past Chairman of the United States Telephone Association. Mr. Johnson currently serves on the Audit, Nominating and Compensation Committees of CellStar's Board of Directors.

  John L. ("J.L.") Jackson has served as a director of the Company since March 1999. Mr. Jackson served as Chairman and Chief Executive Officer of Global Industrial Technologies, Inc. (formerly, INDRESCO) from 1993 to 1998. Before joining Global Industrial Technologies, Mr. Jackson was engaged in private executive business consulting from 1987 to 1993. From 1983 to 1987, Mr. Jackson served as a Director and as the President and Chief Operating Officer of Diamond Shamrock Corporation and was Executive Vice President of Diamond Shamrock and President of its then newly-formed coal unit from 1979 to 1983. Mr. Jackson has served on numerous Board of Directors, including the Fourth District Federal Reserve Bank of Cleveland, First Republic Bank, American Federal Bank, Hadsen Energy Resources and National Gypsum Company. Mr. Jackson currently serves as Chairman of the Compensation Committee of CellStar's Board of Directors and also serves on the Audit Committee of CellStar's Board of Directors. Mr. Jackson served on the Nominating Committee of CellStar's Board of Directors from January 2000 until September 2001.

  Jere W. Thompson has served as a director of the Company since October 1999. Mr. Thompson served as President and Chief Executive Officer of The Southland Corporation from 1986 to 1991. Mr. Thompson joined Southland in 1954 and was made Vice President of store operations in 1962. He became Southland's President in 1973 and was elected to Southland's Board of Directors in 1961. Mr. Thompson was engaged in private business consulting from 1991 to 1996 when he became the President of The Williamsburg Corporation. Mr. Thompson serves on the Board of Directors and is the former Chairman of The National Center for Policy Analysis. He is also a member and former Chairman of The Development Board and the College and Graduate School of Business Foundation Advisory Council for The University of Texas at Austin. Mr. Thompson currently serves as Chairman of the Nominating Committee of CellStar's Board of Directors and also serves on the Compensation Committee of Cellstar's Board of Directors.

  The Board of Directors recommends a vote FOR the election of the nominee for Class III Director named above.

                     MEETINGS OF DIRECTORS AND COMMITTEES

  The business of the Company is managed under the direction of the Board of Directors. The Board meets on a regularly scheduled basis during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met nine times and acted by unanimous written consent three times during the 2000 fiscal year. During the 2000 fiscal year, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director.

  The Board of Directors has established Audit, Compensation and Nominating Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 2000 fiscal year are described below.

  Compensation Committee. The Board of Directors has a standing Compensation Committee, which has the power to oversee and recommend to the Board the compensation policies of the Company and the specific compensation of the Company's executives. The Compensation Committee also has the power to administer the 1993 Amended and Restated Long-Term Incentive Plan (the "1993 Plan"), the Amended and Restated Annual Incentive Compensation Plan and the 1994 Amended and Restated Non-Employee Director Nonqualified Stock Option Plan (the "Directors' Plan"). Messrs. Jackson, Johnson and Thompson are the current members of the Compensation Committee. Mr. Jackson serves as Chairman of the Compensation Committee. Mr. Kesler served as a member of the Compensation Committee from March 1999 until January 2000. The Compensation Committee met one time and acted by unanimous consent one time during the 2000 fiscal year.

  During fiscal 1999, the Compensation Committee delegated to an Employee Stock Option Committee comprised of Richard M. Gozia, then-President and Chief Operating Officer of the Company, and Alan H. Goldfield, then-Chairman and Chief Executive Officer of the Company, certain authority to grant options to purchase up to 10,000 shares of Common Stock under the 1993 Plan to non-executive employees of the

Company. Mr. Gozia resigned as a member of the Employee Stock Option Committee in April 1999. In 2000, the Board of Directors terminated the Employee Stock Option Committee in favor of a new arrangement for the granting and issuance of stock options under the 1993 Plan to non-executive officers of the Company. This new arrangement provides for a specified number of options (as recommended by the Compensation Committee to the Board) to be made available to each of the Company's regions, which options may be dispensed at the discretion of the regional management as approved by the Chief Executive Officer to eligible non-executive employees within that region during the course of the fiscal year. In the event the regional management dispenses its entire allotment of options before the end of the fiscal year, the Compensation Committee may, but is not obligated to, allocate an additional number of options to the region for distribution to non-executive employees within that region. The Employee Stock Option Committee did not meet and acted by unanimous written consent three times during the 2000 fiscal year.

  Nominating Committee. In fiscal 2000, the Board of Directors had a Governance and Nominating Committee that was charged with the responsibility to (i) evaluate and select candidates to fill vacancies on the Board of Directors, (ii) consider director nominees presented by stockholders, (iii) review the performance of current directors, and (iv) evaluate and seek to improve Board processes, including the setting of agendas, the conduct of Board meetings and the flow of information from Company officers to the directors. Messrs. Jackson, Kesler and Johnson served as the members of the Governance and Nominating Committee during fiscal 2000. Mr. Jackson served as Chairman of the Governance and Nominating Committee during fiscal 2000. The Governance and Nominating Committee met two times and did not act by unanimous written consent in fiscal 2000. In September 2001, the Governance and Nominating Committee's responsibilities were reduced to include the responsibility of (i) evaluating and selecting candidates to fill vacancies on the Board of Directors and (ii) considering director nominees presented by stockholders, and the name of the committee was changed to the Nominating Committee to reflect this change in responsibility. At that time, the composition of the Nominating Committee was reduced to two members, Messrs. Thompson and Johnson, and Mr. Thompson was made the Chairman of the Nominating Committee.

  The Company's Certificate of Incorporation provides that a stockholder may nominate a person for election to the Board of Directors at a meeting of the Company's stockholders only if written notice of such nomination(s) (a "Stockholder's Notice") is received by the Secretary of the Company no less than 60 days prior to the meeting; provided, however, that, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Stockholder's Notice must be received by the Company no later than the close of business on the tenth day following the first to occur of the date on which such notice was mailed or the date that public disclosure of the date of the meeting was made. The Certificate of Incorporation requires that the Stockholder's Notice include:
(i) the name, business address, and residence address of the nominating stockholder; (ii) a representation that the nominating stockholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business address and residence address and principal occupation of the nominee; (iv) a description of all arrangements or understandings between the nominating stockholder and such nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the nominating stockholder;
(v) any other information relating to the nominating stockholder and such nominee that is required to be disclosed in a proxy statement or Schedule 13D filing; and (vi) the consent of such nominee to serve as a director of the Company if elected.

  Audit Committee. The Board of Directors has a standing Audit Committee, which has been charged with certain powers and duties including, among others, authority to (i) recommend to the Board the appointment of the firm selected to be independent certified public accountants for the Company and monitor the performance of such firm; (ii) review and approve the scope of the annual audit and evaluate with the independent certified public accountants the Company's annual audit and annual consolidated financial statements; (iii) review with management the status of internal accounting controls and internal audit procedures and results; (iv) evaluate problem areas having a potential financial impact on the Company that may be brought to the Committee's attention by management, the independent certified public accountants or the Board; and (v) evaluate the public financial reporting documents of the Company. The Audit Committee is required to have at least three members, at least two of whom are independent directors. Messrs. Kesler, Johnson and Jackson are the current members of the Audit Committee. Mr. Kesler was appointed to serve as Chairman of the Audit Committee in September 2001. Mr. Johnson served as Chairman of the Audit Committee during all of fiscal 2000 and in fiscal 2001 until Mr. Kesler became Chairman of the Audit Committee. Messrs. Parker and Sheldon I. Stein also served as members of the Audit Committee during the 2000 fiscal year but resigned their Committee positions in January 2000. The Audit Committee met five times during the 2000 fiscal year. The Board of Directors has concluded that each member of the Audit Committee is an "independent director" as defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

Report of the Audit Committee of the Board of Directors

  The Board of Directors adopted a formal written charter for the Audit Committee on September 27, 1999, and subsequently amended and restated the Audit Committee charter on January 21, 2000, in accordance with the listing standards of the National Association of Securities Dealers and the regulations of the Securities and Exchange Commission regarding audit committees. The Audit Committee's amended and restated charter is attached as Appendix A to this Proxy Statement.

  In fulfilling its responsibilities as set forth in its charter, the Audit Committee reviewed and discussed with management the Company's audited financial statements for the fiscal year ended November 30, 2000. The Audit Committee also discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

  The Audit Committee received the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent accountants their independence from the Company.

  The Audit Committee reviewed and discussed with internal audit services the audit scope and plan for fiscal 2001, significant audit findings during the year and management's response thereto.

  Based on these reviews and discussions and in reliance thereon, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended November 30, 2000 be included in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2000 for filing with the Securities and Exchange Commission, and the Board of Directors approved the recommendation.

                                          James L. Johnson
                                          Dale V. Kesler
                                          John L. ("J.L.") Jackson

Principal Accountant Fees

  The following table summarizes the fees paid or payable to KPMG LLP for services rendered for the fiscal year ended November 30, 2000.

   Audit Fees.............................................           $1,043,335
   Financial Information Systems Design and Implementation
    Fees..................................................                  --
   All Other Fees:
     Tax Fees.............................................  $552,280
     Other Fees...........................................   425,787    978,067
                                                            -------- ----------
                                                                     $2,021,402
                                                                     ==========

  The Audit Committee has considered whether the provision of financial information systems design and implementation services and other non-audit services is compatible with maintaining the principal accountant's independence.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information with respect to the number of shares of Common Stock beneficially owned as of November 30, 2001, by (i) each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock; (ii) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as such on November 30, 2001 (based on salary and bonus earned during fiscal 2001) (collectively, the "Named Executive Officers"); (iii) each director and nominee for director of the Company; and
(iv) all directors and executive officers of the Company as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.



                                                     Amount and
                                                     Nature of          Percent
                                                     Beneficial           of
Name of Beneficial Owner or Group                    Ownership           Class
---------------------------------                    ----------         -------
Alan H. Goldfield(1)................................ 21,076,110(2)       36.0
Lord, Abbet & Co.(3)................................  4,651,032(4)        7.7
Fuller & Thaler Asset Management, Inc.(5)(6)........  3,656,700(7)(8)     6.1
Terry S. Parker(9)(10)..............................    278,750(11)(12)     *
A.S. Horng(9).......................................  3,000,708(13)       5.0
Dale H. Allardyce(9)................................    296,667(14)         *
Austin P. Young(15).................................    210,000(16)         *
Elaine Flud Rodriguez(9)............................    171,032(17)         *
James L. Johnson(9).................................     51,250(11)(18)     *
Dale V. Kesler(9)...................................     16,000(11)(19)     *
John L. ("J.L.") Jackson(9).........................     25,000(11)(19)     *
Jere W. Thompson(9).................................     17,200(11)(19)     *
Current Directors and Executive Officers as a
 Group..............................................  4,189,388(20)       7.0

--------
  * Less than 1%.
 (1) The address for Mr. Goldfield is 1850 Turbeville Road, Denton, Texas 76210. Mr. Goldfield retired from his services as a director and officer of the Company in July 2001.
 (2) Includes 17,706,110 shares held jointly with Mr. Goldfield's wife. Also includes 2,370,000 shares that are subject to a revocable (upon 90 days written notice) proxy granted to Mr. Goldfield by Mr. A.S. Horng, which proxy gives Mr. Goldfield the right to vote such shares. Also includes 1,000,000 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
 (3) The address for Lord, Abbet & Co. is 90 Hudson Street, Jersey City, New Jersey 07302.
 (4) Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 19, 2001, by Lord, Abbet & Co., Lord, Abbet & Co. reported sole voting power and sole dispositive power with respect to all 4,651,032 shares.
 (5) The address for Fuller & Thaler Asset Management, Inc., is 411 Borel Avenue, Suite 402, San Mateo, California 94402.
 (6) The address for Mr. Russell J. Fuller is 411 Borel Avenue, Suite 402, San Mateo, California 94402.
 (7) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2001, by Fuller & Thaler Asset Management, Inc. and Russell J. Fuller, Fuller & Thaler Asset Management, Inc. reported sole voting power with respect to 2,745,700 shares and sole dispositive power with respect to all 3,656,700 shares.
 (8) Russell J. Fuller has investment authority over assets held by Fuller & Thaler Asset Management, Inc.
 (9) The address for such individual is 1730 Briercroft Court, Carrollton, Texas 75006.
(10) Mr. Parker was appointed as Chief Executive Officer of the Company in July 2001.
(11) Includes 7,500 shares subject to options granted under the Directors' Plan, which options are exercisable within 60 days.

(12) Includes 271,250 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(13) Includes 2,370,000 shares that are subject to a revocable (upon 90 days written notice) proxy to vote such shares held by Alan H. Goldfield. Also includes 630,708 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(14) Includes 266,667 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(15) The address for Mr. Young is 6200 Arnot, Houston, Texas 77007. Mr. Young retired from the Company as of December 31, 2001.
(16) Includes 200,000 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.

(17) Includes 165,432 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.

(18) Includes 28,750 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.
(19) Includes 7,500 shares subject to options granted under the 1993 Plan, which options are exercisable within 60 days.

(20) Includes shares subject to options held by directors and executive officers named in the table and more fully described in footnotes 11 through 19 above, and 36,251 shares subject to options granted under the 1993 Plan to executive officers not named in the table, which options are exercisable within 60 days.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table sets forth certain information regarding compensation paid to the Named Executive Officers and two former executive officers for each of the Company's last three fiscal years.


                                                                   Long Term Compensation
                                        Annual Compensation                Awards
                                   -----------------------------   -----------------------
                                                       Other       Restricted  Securities
        Name and                                       Annual        Stock     Underlying   All Other
       Principal                   Salary  Bonus(1) Compensation    Award(s)  Options/SARs Compensation
        Position          Year       ($)     ($)        ($)           ($)      (#)(2)(3)       ($)
       ---------          ----     ------- -------- ------------   ---------- ------------ ------------
Alan H. Goldfield(4)....  2001     634,770     --    4,592,364(5)     --            --        62,090(6)
 Chairman of the Board    2000     850,000     --          --         --        100,000       50,975(6)
 and Chief Executive      1999     850,000 937,203         --         --            --        32,461(6)
  Officer

A.S. Horng..............  2001     800,133     --          --         --            --         1,539(7)
 Chairman, Chief          2000     800,103  66,675         --         --        451,414          --
  Executive
 Officer and General      1999     796,897  66,162      25,388(8)     --        100,000          --
  Manager of CellStar
  (Asia) Corporation
  Ltd.

Dale H. Allardyce.......  2001     400,000     --       44,837(9)     --        500,000        2,070(6)
 President and Chief      2000     400,000     --      172,674(9)     --            --         2,070(6)
 Operating Officer        1999(10)  17,375     --          --         --        200,000          --

Austin P. Young.........  2001(11) 350,000     --       14,955(9)     --        375,000        5,148(6)
 Senior Vice President,   2000     350,000     --        1,913(9)     --            --         4,999(6)
 Chief Financial Officer  1999      24,006     --          --         --        150,000          --
  and Treasurer

Daniel T. Bogar(12).....  2001         --      --          --         --            --           --
 Senior Vice President--  2000     327,851     --          --         --        154,627          --
 Americas Region          1999     300,000     --          --         --        100,000          --

Timothy L. Maretti(12)..  2001         --      --          --         --            --           --
 Senior Vice President--  2000     244,941     --          --         --         19,280      130,769(13)
 Brazilian Region         1999     295,000     --          --         --         50,000        1,402(6)

Elaine Flud Rodriguez...  2001     265,000  10,000         --         --         75,000          835(6)
 Senior Vice President,   2000     250,000     --          --         --         56,362          500(6)
 Secretary and General    1999     150,000     --          --         --         10,000          410(6)
  Counsel

--------

 (1) Based on a combination of achievement of targeted net income and return on capital employed at a country, region, and consolidated level and is subject to approval by the Compensation Commitee of the Board of Directors following completion of the fiscal 2001 audit.


 (2) Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights.


 (3) All figures in this column reflect an adjustment for the Company's two-for-one Common Stock split that was effected in the form of a stock dividend in June 1998.


 (4) Mr. Goldfield retired from his services as a director and officer of the Company in July 2001.


 (5) Consists of $4,250,000 severance payment and $342,364 consulting payment.


 (6) Consists of insurance premiums paid by the Company.


 (7) Consists of pension paid by the Company.


 (8) Represents amounts paid or reimbursed by the Company to Mr. Horng as an annual housing allowance. See "Executive Compensation--Employment Contracts and Termination of Employment and Change in Control Arrangements."

 (9) Consists of relocation expenses paid or reimbursed by the Company.


(10) Mr. Allardyce became the Company's President and Chief Operating Officer in November 1999.




(11) Mr. Young became the Company's Senior Vice President, Chief Financial Officer and Treasurer in November 1999 and resigned from such offices as of December 12, 2001 and retired from the Company as of December 31, 2001. Robert Kaiser, age 48, became the Company's Senior Vice President, Chief Financial Officer and Treasurer as of December 12, 2001.


(12) Mr. Bogar and Mr. Maretti resigned from the Company in July 2000.


(13) Consists of severance payments paid by the Company to Mr. Maretti.








Option Grants During 2001 Fiscal Year


  The following table provides information related to options granted to the Named Executive Officers and two former highly compensated executive officers during the fiscal year ended November 30, 2001.



                                                                                   Potential
                                                                               Realizable Value
                                                                               at Assumed Annual
                                                                                Rates of Stock
                                                                                     Price
                                                                               Appreciation for
                                           Individual Grants                    Option Term(1)
                         ----------------------------------------------------- -----------------
                           Number of    % of Total
                          Securities   Options/SARs Exercise
                          Underlying    Granted to   or Base
                         Options/SARs  Employees in   Price
          Name           Granted(#)(2) Fiscal Year  ($/Sh)(3) Expiration Date  5% ($)   10% ($)
          ----           ------------- ------------ --------- ---------------- ------- ---------
Alan H. Goldfield(4)....        --          --          --                 --      --        --
A.S. Horng..............        --          --          --                 --      --        --
Dale H. Allardyce(5)....    500,000       17.13       1.875   January 25, 2011 589,385 1,493,499
Austin P. Young(5)......    375,000       12.84       1.875   January 25, 2011 442,038 1,120,124
Daniel T. Bogar(6)......        --          --          --                 --      --        --
Timothy L. Maretti(6)...        --          --          --                 --      --        --
Elaine Flud Rodriguez...     75,000        2.57       1.875   January 25, 2011  88,408   224,025

--------
(1) The potential realizable value portion of the table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to ten years.
(2) Reflects options to acquire shares of Common Stock. The Company has not granted stock appreciation rights. The options become exercisable with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant. In the event of a "change of control" (as defined in the 1993 Amended and Restated Long-Term Incentive Plan (the "1993 Plan")) of the Company, any unexercisable portion of the options will become immediately exercisable.
(3) The exercise price is equal to the fair market value of the Common Stock on the date of grant. The option exercise price may be paid as follows:
    (a) in cash or by certified check, bank draft or money order payable to the order of the Company; (b) with Common Stock (including restricted stock), valued at its fair market value on the date of exercise; (c) by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the optionee to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the stock option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price; and/or (d) in any other form of valid consideration that is acceptable to the Compensation Committee in its sole discretion.
(4) Mr. Goldfield retired from his services as a director and officer of the Company in July 2001.
(5) Each of Messrs. Allardyce and Young joined the Company in November 1999 and received options to acquire 200,000 and 150,000 shares of the Company's Common Stock, respectively. Mr. Young retired from the Company as of December 31, 2001.
(6) Each of Messrs. Bogar and Maretti resigned their respective positions with the Company in July 2000.

Option Exercises During 2001 Fiscal Year and Fiscal Year End Option Values


  The following table provides information related to options exercised by the Named Executive Officers and two former highly compensated executive officers during the fiscal year ended November 30, 2001 and the number and value of options held on November 30, 2001. The Company does not have any outstanding stock appreciation rights.



                                                Number of Securities
                                               Underlying Unexercised    Value of Unexercised In-
                           Shares                   Options/SARs          the-Money Options/SARs
                         Acquired on  Value         at FY-End (#)            at FY-End ($)(1)
                          Exercise   Realized -------------------------- -------------------------
   Name                      (#)      ($)(2)  Exercisable  Unexercisable Exercisable Unexercisable
   ----                  ----------- -------- -----------  ------------- ----------- -------------
Alan H. Goldfield(3)....     --        --       925,000       125,000        --           --
A.S. Horng..............     --        --       517,854       338,560        --           --
Dale H. Allardyce(4)....     --        --       100,000       600,000        --           --
Austin P. Young(4)......     --        --        75,000       450,000        --           --
Daniel T. Bogar(5)......     --        --           -- (6)        --         --           --
Timothy L. Maretti(5)...     --        --           -- (6)        --         --           --
Elaine Flud Rodriguez...     --        --       126,341       126,021        --           --

--------

(1) The closing price for the Company's Common Stock as reported by the NASDAQ/National Market System on November 30, 2001 (the last trading day of fiscal 2001) was $0.88. Value is calculated on the basis of the difference between the option exercise price and $0.88 multiplied by the number of shares of Common Stock underlying the option.

(2) Value is calculated based on the difference between the option exercise price and the closing market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise related.
(3) Mr. Goldfield retired from his services as a director and officer of the Company in July 2001. Because Mr. Goldfield continued to serve the Company as a consultant after his retirement, his stock options did not expire in connection with his retirement.
(4) Each of Messrs. Allardyce and Young joined the Company in November 1999 and received options to acquire 200,000 and 150,000 shares of the Company's Common Stock, respectively. Mr. Young retired from the Company as of December 31, 2001.
(5) Each of Messrs. Bogar and Maretti resigned their respective positions with the Company in July 2000.
(6) Pursuant to the 1993 Plan, all options granted to Messrs. Bogar and Maretti expired as of August 20, 2000 and August 5, 2000, respectively, which was the 30th day following the date of their respective resignations.

Compensation of Directors

  During the fiscal year ended November 30, 2000, each director of the Company who was not an officer or other employee of the Company (an "Independent Director") received an annual retainer fee of $25,000, plus $1,500 for each meeting of the Board of Directors or committee of the Board of Directors that he attended and $750 for each telephonic Board of Directors or committee meeting that he attended. In addition, to the extent that any committee meeting is held on the same day as a full Board of Directors meeting or another committee meeting, only one $1,500 or $750 fee (as applicable) will be paid. Beginning in January 2000, the Company began paying a per diem fee of $1,500 to each Independent Director for each day such director performs additional services for the Company at the request of the Chief Executive Officer. The Company paid no such per diem fees during the fiscal year ended November 30, 2000 and paid $15,000 in per diem fees to Mr. Kesler for the fiscal year ended November 30, 2001.

  In July 2001, Mr. Johnson was elected Chairman of the Board of Directors and the Company entered into an agreement with Mr. Johnson whereby he would receive annual compensation of $250,000 for serving as non-executive Chairman of the Board of Directors, in addition to whatever compensation and expense reimbursement he is entitled as an Independent Director. Mr. Johnson received $101,042 for his services as Chairman during fiscal 2001.

  Pursuant to the Directors' Plan, each Independent Director automatically receives an option (the "Initial Option") to purchase 7,500 shares of Common Stock upon becoming an Independent Director. Also beginning in fiscal 1998, in addition to the Initial Option, each Independent Director receives an annual grant pursuant to the 1993 Plan of an option (the "Annual Option") to purchase 5,000 shares of Common Stock, which option will be automatically granted on the date of the first full Board of Directors meeting following the end of each fiscal year. The Annual Option will vest with respect to 25% of the shares covered thereby on each anniversary of the date of grant and will expire ten years following the date of grant. The exercise price of all options granted to Independent Directors must be equal to the fair market value of the Company's Common Stock on the date of grant.

  Directors who are also employees of the Company receive no additional compensation for serving as directors. All directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or committees thereof.

Employment Contracts and Termination of Employment and Change in Control Arrangements

  The Company has entered into employment agreements (collectively, the "Employment Agreements" or individually, an "Employment Agreement") with Mr. Parker, Mr. Horng, Mr. Kaiser, Mr. Allardyce, Mr. Young and Ms. Rodriguez (collectively, the "Executives" and individually, an "Executive"), effective July 5, 2001, January 22, 1998, December 12, 2001, November 12, 1999, November 5, 1999 and January 21, 2000, respectively. Mr. Goldfield's Employment Agreement was terminated in July 2001 in connection with Mr. Goldfield's retirement, and a separation agreement and a consulting agreement were entered into by the Company and Mr. Goldfield. See "Executive Compensation--Separation Agreement and Release and Consulting Agreement with Mr. Goldfield" below. Mr. Young's Employment Agreement was terminated as of December 31, 2001. The Employment Agreements of Messrs. Parker, Horng, Kaiser, Allardyce, and Young and Ms. Rodriguez provide for annual base salaries of $850,000, $800,000, $450,000, $400,000, $350,000 and $250,000, respectively, subject to increase by the Compensation Committee of the Board of Directors. Mr. Kaiser will also receive a signing bonus of $300,000. Each of the Employment Agreements also provides that the Executive is eligible to receive an annual bonus.


  The Company is obligated under the Employment Agreements to provide to Messrs. Horng and Kaiser (i) life insurance policies with face amounts of $4,000,000 and $1,500,000, respectively, and (ii) disability insurance policies with annual disability benefits of $300,000 and $200,000, respectively, until attainment of age 65. In addition, the Company is obligated to pay or reimburse Mr. Horng for all medical and dental expenses incurred by him or his spouse or dependents. The Company has in place insurance to cover a portion of such expenses. Each Executive is eligible to participate in the life, health and disability insurance programs customarily made available to employees of the Company.


  Each of the Employment Agreements has an initial term of four years, except that of Mr. Horng, which has a term of five years. All of the Employment Agreements are subject to earlier termination as follows: (i) by the Company
(a) due to the disability of the Executive, (b) for "cause" or (c) "without cause"; or (ii) by the Executive (a) upon a material breach by the Company of the Employment Agreement ("Company Breach"), (b) within twelve months of a "change in control" or (c) without "good reason" (i.e., for any reason other than Company Breach). If any of the Executives terminates his or her employment due to Company Breach or if any of them is terminated by the Company "without cause," he or she will be entitled to receive his or her accrued but unpaid base salary and annual incentive payments through the date of termination plus an amount equal to the product of (i)(a) his or her base salary plus (b) the amount of his or her annual incentive payments for the preceding year divided by 365 and (ii) multiplied by (a) with respect to the employees other than Mr. Horng, the lesser of (x) 720 or (y) the greater of the number of days remaining in the term of his or her employment or 365 or
(b) with respect to Mr. Horng only, the number of days remaining in the term of his Employment Agreement. In the event of termination of employment after a "change in control," each of the Executives will be entitled to receive an amount equal to $100 less than three times his or her "annualized includable compensation for the base period" (as defined in Section 280G of the Internal Revenue Code) or such lesser amount that is the maximum payment permitted by the Internal Revenue Code that does not constitute an "excess parachute payment."


  Under the Employment Agreements, a termination will be deemed to be "without cause" if it is for any reason other than due to the disability of the Executive or for "cause." Under the Employment Agreements, a termination will generally be considered to be for "cause" if it is due to the Executive's (i) continued unsatisfactory job performance after written warning or, in the cases of Messrs. Horng and Kaiser, gross incompetence or, in the cases of Messrs. Parker and Allardyce, willful failure to perform his duties,
(ii) misconduct (gross misconduct in the case of Mr. Horng) that causes or is likely to cause material economic harm to, or material discredit to the reputation of, the Company or its affiliated entities, (iii) failure to follow the directions of senior management or the Board of Directors of the Company,
(iv) conviction of or a plea of nolo contendre to a felony involving moral turpitude or the entry of an order by any federal or state regulatory agency prohibiting the Executive from participating in the affairs of the Company, or
(v) any other material breach of his Employment Agreement that is not cured within thirty days (sixty days in the case of Mr. Horng) after receipt of written notice from the Company specifying the breach.


  For purposes of the Employment Agreements, a "change in control" will be deemed to occur upon the occurrence of any of the following: (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (3) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Board of Directors by the Continuing Directors (as defined in the Employment Agreements); (5) except with respect to the Employment Agreements of Messrs. Parker and Kaiser, the acquisition of beneficial ownership of 15% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned less than 10% of such voting power on the date of the Employment Agreement, the acquisition of beneficial ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned at least 10% of such voting power on the date of the Employment Agreement, in each case subject to certain exceptions; or (6) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7 of the United States Bankruptcy Code. In addition, the Employment Agreements of Messrs. Horng, Allardyce and Young and Ms. Rodriguez each provide that a "change in control" will be deemed to occur (subject to certain exceptions) upon the execution by the Company and a stockholder of a contract that by its terms grants such stockholder (in its, his or her capacity as a stockholder) or such stockholder's affiliate, including, without limitation, such stockholder's nominee to the Board of Directors (in its, his or her capacity as an affiliate of such stockholder), the right to veto or block decisions or actions of the Board of Directors. For purposes of the Employment Agreements, the consummation of the Exchange Offer will not cause a "change in control" to occur.


  The Employment Agreements also provide that the Executives will be indemnified by the Company to the extent provided in the Company's Certificate of Incorporation or bylaws as of the date of the Employment Agreement and to the fullest extent permitted by changes to Delaware law, except that the rights of Mr. Horng to indemnification are to the fullest extent permitted by law. The Employment Agreements of all Executives include non-competition and confidentiality provisions.


Separation Agreement and Release and Consulting Agreement with Mr. Goldfield

  Separation Agreement and Release. The Company has entered into a Separation Agreement and Release (the "Separation Agreement") with Mr. Goldfield effective July 5, 2001 (the "Termination Date"). Under the Separation Agreement, Mr. Goldfield resigned all of his director and officer positions with the Company and its affiliates effective as of the Termination Date. The Separation Agreement also terminated the employment agreement between Mr. Goldfield and the Company. Mr. Goldfield waived all of his rights to further employment, compensation, benefits, and other remuneration from the Company, other than under the Separation Agreement and the consulting agreement (the "Consulting Agreement") entered into between the Company and Mr. Goldfield as of the Termination Date. See "Consulting Agreement" below. Mr. Goldfield also released the

Company and its affiliates, representatives, employees, and agents from liability existing on the Termination Date arising out of Mr. Goldfield's employment agreement, employment or separation of employment with the Company. Mr. Goldfield also agreed to cooperate with reasonable requests by the Company for his assistance at the Company's expense. To the extent Mr. Goldfield's cooperation relates to matters other than those services to be provided by Mr. Goldfield under the Consulting Agreement and litigation or proceedings to which Mr. Goldfield is a named party, the Company agreed to pay Mr. Goldfield the greater of $1,000 per day or the highest per day amount then being paid to directors of the Company for services other than services provided as a director of the Company, plus expenses.

  In return, the Company agreed to the following:

  .  To pay Mr. Goldfield $4,250,000.

  . To pay Mr. Goldfield any amount due to Mr. Goldfield under the Company's annual incentive plan, prorated through the Termination Date.

  . To provide medical and dental benefits equivalent to the greatest of such benefits afforded by the Company to any of its employees based in the United States; such benefits to extend to Mr. and Mrs. Goldfield for their lives.

  . To allow Mr. Goldfield the use of, and all rights of the Company pertaining to, the suite at Texas Stadium owned by the Company. All rights to renew the lease of or purchase the Texas Stadium suite are not transferable by Mr. Goldfield and will revert to the Company if not exercised by Mr. Goldfield. Mr. Goldfield is responsible for all expenses related to the suite after the Termination Date.

  . To transfer to Mr. Goldfield all tickets to Dallas Cowboys games at Texas Stadium purchased by the Company prior to the Termination Date.

  . The separation of Mr. Goldfield from the Company will not constitute a "Termination of Service" under the 1993 Plan until the Consulting Agreement is no longer in effect.

  . The Company would reimburse to Mr. Goldfield the reasonable fees and expenses of one counsel to Mr. Goldfield in connection with Mr. Goldfield's entry into the Separation Agreement.

  . Until July 5, 2006, the Company will provide Mr. Goldfield with a term life insurance policy in a face amount of $5,000,000 if he qualifies under normal insurance underwriting standards.

  . Until July 5, 2006, the Company will provide Mr. Goldfield with a disability insurance policy that will pay Mr. Goldfield a $300,000 annual disability benefit until age 65 if he qualifies under normal insurance underwriting standards.

  . The Company released Mr. Goldfield from all claims arising out of his job performance for the Company, so long as he acted in good faith and in a manner he reasonably thought to be in, or not opposed to, the best interests of the Company and he had no reasonable cause to believe his conduct was illegal.

  . The Company agreed to continue to indemnify Mr. Goldfield against claims based on his service to the Company to the maximum extent of coverage available to any former employee. This indemnification is in addition to any other rights of indemnification available to Mr. Goldfield.

  Consulting Agreement. The Company has entered into the Consulting Agreement with Mr. Goldfield under which the Company has engaged Mr. Goldfield to perform such services for the Company as are mutually agreeable to Mr. Goldfield and the Chief Executive Officer of the Company. Under the Consulting Agreement, Mr. Goldfield has the honorary title of "Chairman Emeritus" of the Company but is not a director, officer or employee of the Company and has no authority to act on behalf of the Company. The Company is obligated to pay Mr. Goldfield $35,147 twice per month through November 2001. The Company will also pay Mr. Goldfield 5% of net earnings from specified new lines of business conducted by the Company in the People's Republic of China, Hong Kong, Korea, Japan, Taiwan, Singapore, Malaysia and the Philippines (the "Earnout"). The maximum amount of Earnout payments the Company is obligated to make under the Consulting Agreement is $15,000,000. The new business lines covered by the Earnout include the sale of prepaid calling cards, the sale of specified paging and long distance services, the sale of "Tai Chi box" services and products and the sale of personal digital assistants and digital cameras.

  The Consulting Agreement terminates on the earlier of November 30, 2006, a termination of Mr. Goldfield for cause by the Company, the death of Mr. Goldfield, written notice of termination by either party as a result of the disability of Mr. Goldfield or voluntary termination by Mr. Goldfield upon not less than 30 days prior written notice. Under the Consulting Agreement, a termination will generally be considered for "cause" if its is due to Mr. Goldfield's (i) willful gross misconduct, (ii) conviction of a felony, (iii) breach of his covenants of confidentiality and non-competition set forth in the Consulting Agreement or (iv) violation of the Foreign Corrupt Practices Act. In the event of termination due to the death or disability of Mr. Goldfield, the Company must still pay the Earnout through November 30, 2006.

  The Consulting Agreement also includes non-competition and confidentiality provisions. The non-competition provision is effective until the later of July 5, 2003 or the date the Consulting Agreement is terminated.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

  General. Subject to existing contractual obligations, the Compensation Committee of the Board of Directors is primarily responsible for the Company's executive compensation policies and practices, and administers executive awards under the Company's 1993 Plan and the Amended and Restated Annual Incentive Compensation Plan (the "Incentive Plan"). The Compensation Committee is currently composed of Messrs. J.L. Jackson (Chairman), James L. Johnson and Jere W. Thompson. Mr. Kesler served on the Compensation Committee from March 1999 until January 2000.

  Compensation Philosophy. The Company's reward to stockholders through executive compensation philosophy reflects its belief that the compensation of executives (i) should be linked to achievement of the Company's business and strategic goals; (ii) should be aligned with the interests of stockholders through awards of stock options and other stock-based compensation; (iii) should recognize individual contributions, as well as overall business results; and (iv) should have the ultimate result of attracting, motivating and retaining highly-talented executives for the Company. To achieve these objectives, the Company's current compensation program consists of the following elements:

  .  Base salary

  . Annual incentive compensation, the receipt of which is based on (i) the financial performance of the Company and its divisions from year to year and/or (ii) significant individual contributions

  .  Long-term incentive compensation, primarily in the form of stock options

  Chief Executive Officer's Fiscal 2000 Compensation. Although Mr. Goldfield retired as the Company's Chairman and Chief Executive Officer in July 2001, his compensation is addressed below because Mr. Goldfield served as the Company's Chief Executive Officer during fiscal 2000. The structure of Mr. Goldfield's fiscal 2000 compensation was based in large part on competitive and comparable compensation for the position of responsibility as reviewed and recommended by an outside consulting firm hired by the Company. In accordance with such recommendations, the Company entered into an employment agreement with Mr. Goldfield, effective December 1, 1994. Such agreement provides for an annual base salary of $850,000 or such greater amount as may be recommended by the Compensation Committee. In addition, such agreement provides that Mr. Goldfield is eligible for an annual bonus pursuant to an incentive plan recommended by the Compensation Committee. Mr. Goldfield's base salary was not raised from the $850,000 amount provided for in 1994; however, during fiscal 2000, Mr. Goldfield was eligible to receive a cash bonus under the Incentive Plan of up to 100% of his base salary (the "Maximum Bonus"), subject to achievement by the Company of an earnings threshold recommended by the Compensation Committee. The percentage of the Maximum Bonus that Mr. Goldfield was eligible to receive was based on a range of earnings per share targets recommended by the Compensation Committee. Because the Company did not achieve the specified earnings per share target, Mr. Goldfield did not receive a bonus in fiscal 2000. Thus, a significant percentage of Mr. Goldfield's fiscal 2000 compensation was tied to performance of the Company. The Compensation Committee believes that the structure of Mr. Goldfield's compensation, with its strong emphasis on Company performance, was in the best interests of the Company's stockholders because it more closely aligned the interests of Mr. Goldfield and the Company's stockholders. Mr. Goldfield was awarded a grant of options to purchase 100,000 shares of Common Stock under the 1993 Plan in January 2000.

  In fiscal 1999, the Company commissioned a new compensation survey to review its compensation practices in light of the practices of certain of its competitors and industry peers. The report, delivered in January 2000, confirmed that the range of cash compensation, bonus awards and option grants to executives and managers of the Company are competitive and that the thresholds and performance targets set by management of the Company are generally consistent with those of its peers and competitors.

  Compensation of Other Executive Officers. In the fiscal year ended November 30, 2000, the compensation package received by the other executives of the Company consisted of base salary, stock options and bonus awards. Each element is consistent with the compensation philosophy set forth above, and the determinations of the Compensation Committee regarding the appropriate form and level of executive compensation were based in part on the recommendations of management. Such recommendations reflected each individual's level of responsibility and experience and the assessment by the Compensation Committee of the individual's contribution to the success of the Company's business.

  The Compensation Committee continues to place its emphasis on compensation that would more closely align the executives' interests with the stockholders' interests. Therefore, as with the Chief Executive Officer, a significant percentage of each executive's total compensation opportunity was tied to performance of the Company and individual achievement through bonus eligibility, based on a combination of (i) individual performance and (ii) Company performance, and stock option awards.

  Subject to achievement by the Company of an earnings threshold specified by the Compensation Committee, certain of the Company's executives are eligible to receive incentive bonuses under the Incentive Plan ranging from 33% to 100% of their base salaries. The percentage of the bonus amount awarded is based in part on a range of targets established by the Compensation Committee involving the Company's earnings per share, return on capital employed and operating income generated.

  In granting stock options to the Company's executives, the Compensation Committee, with the input of management, considered each executive's current and future ability to impact achievement of strategic goals and objectives, as well as internal equity within the executive's peer group. The Compensation Committee believes this emphasis on equity compensation is in the best interests of the Company's stockholders because it more closely aligns the interests of the executives and the Company's stockholders for both near and long-term. All options granted during fiscal 2000 to the Company's executives were granted at the fair market value on the date of grant. All of such options vest at a rate of 25% per year, beginning on the first anniversary of the date of grant. See "Executive Compensation--Option Grants During Fiscal 2000." Therefore, an executive will receive full benefits from the option grant only if the Company's stock price appreciates and only if the executive remains with the Company for the full term of vesting.

  Internal Revenue Code Section 162(m). In August 1993, as part of the Omnibus Budget Reconciliation Act of 1993, Section 162(m) of the Internal Revenue Code (the "Code") was enacted, which section provides for an annual one million dollar limitation (the "Deduction Limitation") on the deduction that an employer may claim for compensation of certain executives. Section 162(m) of the Code provides an exception to the Deduction Limitation for certain performance-based compensation, and it is the intent of the Compensation Committee to qualify executive compensation for such exception to the extent necessary, feasible and in the best interests of the Company.

                                          John L. ("J.L.") Jackson
                                          James L. Johnson
                                          Jere W. Thompson

Comparative Performance Graph

  The following chart compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the stocks comprising The Nasdaq Market Value Index (the "Nasdaq Index") and the Electronics Wholesale Index over the period commencing December 1, 1995 and ending November 30, 2001. The comparison assumes $100 was invested on December 1, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance graph is not necessarily indicative of future price performance.


                     Comparison of Cumulative Total Return
     of CellStar Corporation, Nasdaq Index and Electronics Wholesale Index

                             [CHART APPEARS HERE]

                 Section 16(a) Beneficial Ownership Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by regulations of the Securities and Exchange Commission ("SEC") to furnish the Company with copies of all Section 16(a) reports that they file.

  To the Company's knowledge, based solely on its review of the copies of such reports received by it with respect to fiscal 2000, or written representations from certain reporting persons, all of the Company's directors, officers and holders of more than 10% of a registered class of the Company's equity securities have, with respect to fiscal 2000, timely filed all reports required by Section 16(a) of the Exchange Act.

                                  PROPOSAL II

                        APPROVAL OF THE EXCHANGE OFFER

  The Exchange Offer is being submitted for approval by the stockholders of the Company at the meeting because the rules of the NASDAQ National Market System, upon which market the Company's outstanding Common Stock is qualified for quotation, require stockholder approval of (i) the issuance or potential issuance of securities that may result in a change of control of the issuer under the rules of the NASDAQ National Market System and (ii) the issuance of common stock or securities convertible into common stock other than in a public offering, at a price less than the greater of book or market value if such common stock has or would have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance. Because Common Stock will be issuable upon the conversion of the Senior Convertible Notes and because the total number of shares issuable may result in a change of control of the Company, may exceed 20% of the voting power outstanding and may be issued at a price less than the greater of book or market value, the Company is seeking stockholder approval of the issuance of Common Stock in connection with the Exchange Offer.


Terms of the Exchange Offer

  In the Exchange Offer, the Company will offer to exchange Existing Subordinated Notes for cash and either Senior Notes, Senior Convertible Notes or a combination of Senior Notes and Senior Convertible Notes. As of January 14, 2002, there were $150,000,000 aggregate principal amount of Existing Subordinated Notes outstanding, and the Company is offering to acquire all of the outstanding Existing Notes and pay approximately $366.67 in cash and issue either approximately $400.94 principal amount of Senior Notes or approximately $320.75 principal amount of Senior Notes and approximately $80.19 principal amount of Senior Convertible Notes or approximately $400.94 Senior Convertible Notes for each $1,000 principal amount of Existing Subordinated Notes surrendered in the Exchange Offer. The Company will also pay accrued and unpaid interest up to the date of acceptance on Existing Subordinated Notes accepted by the Company for exchange. Existing Subordinated Notes may be tendered only in increments of $1,000 principal amount. Consummation of the Exchange Offer will be subject to the satisfaction of the conditions described below in "Conditions to the Exchange Offer."


  The Company may amend or terminate the Exchange Offer and not accept any Notes if any of the events described below in "Conditions to the Exchange Offer" should occur. In addition, the Company may amend or extend the Exchange Offer in its discretion.


  The Company expects the Senior Notes and Senior Convertible Notes to trade in the over-the-counter market and, along with the shares of Common Stock issuable upon conversion of the Senior Convertible Notes, they will be freely tradeable, unless the holder is considered an affiliate of the Company, as that term is defined in the Securities Act.

  The cash to be paid in connection with the Exchange Offer will come from internally generated funds and borrowings.

Effect of the Exchange Offer upon Existing Stockholders

  The following table summarizes the difference between (i) the number of shares of Common Stock outstanding as of November 30, 2001 and those issuable upon conversion of the Senior Convertible Notes issuable in the Exchange Offer and (ii) the percentage ownership interest of existing stockholders and the holders of Senior Convertible Notes, determined as if all shares of Common Stock issuable upon conversion had been issued, assuming the exchange of a maximum of $60,142,000 in principal amount of Senior Convertible Notes in the Exchange Offer. All of the numbers in the table below and the related footnotes have been adjusted to give effect to the Reverse Split as if the Reverse Split had occurred on November 30, 2001.



                                                           Number of
                                                           Shares(1)  Percent(1)
                                                           ---------- ----------
   Current Stockholders(2)................................ 12,028,444     50%
   Exchange Offer Participants............................ 12,028,400     50%
     Total................................................ 24,056,844    100%

--------

(1) Assumes no exercise or conversion of existing outstanding convertible securities, including options to purchase approximately 1,380,926 shares of Common Stock that were outstanding as of November 30, 2001 and outstanding Existing Subordinated Notes that are not exchanged in the Exchange Offer. Also excludes shares of Common Stock issuable upon conversion of Senior Convertible Notes that may be issued in the Exchange Offer.


(2) Represents only the holdings of existing shareholders as of November 30, 2001; does not include shares, if any, which may be acquired through the participation of existing shareholders in the Exchange Offer.

Conditions to the Exchange Offer

  The Exchange Offer is conditioned upon the exchange of a minimum principal amount of $135,000,000 of Existing Subordinated Notes, representing 90% in principal amount of the outstanding Existing Subordinated Notes, the approval of the Exchange Offer by the Company's stockholders and the consent of the lender under the Company's revolving credit facility. The Company also requires stockholder approval to amend its Certificate of Incorporation to effect the Reverse Split described below in Proposal Three, although the Exchange Offer is not conditioned upon stockholder approval of the amendment to effect the Reverse Stock Split. Notwithstanding any other provision of the Exchange Offer, the Company is not required to accept any Existing Subordinated Notes for exchange or to issue Senior Notes or Senior Convertible Notes or pay any cash in exchange for Existing Subordinated Notes, and the Company may terminate or amend the Exchange Offer if, at any time before the expiration date of the Exchange Offer, any of the conditions described above is not satisfied or any of the following events occurs:


  . the Exchange Offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

  . an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair the Company's ability to proceed with the Exchange Offer;

  . any material adverse development occurs in any existing legal action or proceeding involving the Company or any of the Company's subsidiaries;

  . any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Exchange Offer or otherwise relating in any manner to the Exchange Offer is instituted or threatened;

  . any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Exchange Offer, any of which would or might restrain, prohibit or delay completion of the Exchange Offer or impair the contemplated benefits of the Exchange Offer to the Company;

  . any of the following occurs and the adverse effect of such occurrence shall, in the Company's reasonable judgment, be continuing:

    . any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

    . any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least twenty percent in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date of the final prospectus;

    . a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

    . any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

    . a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Exchange Offer; or

    . if any of the situations described above existed at the time of commencement of the Exchange Offer and that situation deteriorates materially after commencement of the Exchange Offer;

  . any tender or exchange offer, other than the Exchange Offer, with respect to some or all of the Company's outstanding Common Stock or any merger, acquisition or other business combination proposal involving the Company shall have been proposed, announced or made by any person or entity;

  . any event or events occur that have resulted or may result, in the Company's reasonable judgment, in an adverse change in the Company's business condition, income, operations, stock ownership or prospects;

    .  as the term "group" is used in Section 13(d)(3) of the Exchange Act;

      . any person, entity or group acquires more than five percent of the Company's outstanding shares of Common Stock, other than a person, entity or group which had publicly disclosed such
         ownership with the SEC prior to              , 2002;

      . any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional Common Stock constituting more than two percent of the outstanding shares; or

    . the Nasdaq National Market System does not approve the listing of the shares of Common Stock issuable upon the conversion of the Senior Convertible Notes issued in the Exchange Offer;

    . any stop order shall be threatened or in effect with respect to the qualifications of one or both of the indentures for the Senior Notes or the Senior Convertible Notes under the Trust Indenture Act of 1939.

  If any of the above events occur, the Company reserves the right, in its sole discretion:

  . to terminate the Exchange Offer and promptly return all tendered Existing Subordinated Notes to tendering Existing Subordinated Note holders;

  . to extend the Exchange Offer and, subject to certain withdrawal rights, retain all tendered Existing Subordinated Notes until the extended Exchange Offer expires;

  .  to amend the terms of the Exchange Offer; or

  . to waive the unsatisfied condition and, subject to any requirement to extend the period of time during which the Exchange Offer is open, complete the Exchange Offer.

  The above conditions are for the Company's sole benefit. The Company may assert these conditions with respect to the Exchange Offer regardless of the circumstances giving rise to them. The Company may waive any condition in whole or in part at any time prior to the expiration of the Exchange Offer in the Company's discretion. The Company's failure to exercise its rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted at any time. Any determination by the Company concerning the above conditions will be final and binding upon all parties.

Description of the Existing Subordinated Notes

  On October 14, 1997, the Company completed the sale of $150,000,000 aggregate principal amount of 5% Convertible Subordinated Notes due October 15, 2002. The Existing Subordinated Notes are general, unsecured subordinated obligations of the Company and are convertible into shares of Common Stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased. The conversion price is $27.668 per share (equivalent to a conversion rate of 36.14 shares per $1,000 principal amount of Existing Subordinated Notes), subject to certain adjustments.

  The Existing Subordinated Notes mature on October 15, 2002, unless earlier redeemed at the option of the Company or repurchased at the option of the holder upon a change of control of the Company, as determined under the indenture that governs the Existing Subordinated Notes. Interest on the Existing Subordinated Notes is payable semi-annually on April 15 and October 15 of each year. Interest payments commenced on April 15, 1998. The Company has the option to redeem the Existing Subordinated Notes, in whole or in part, at any time. The Company used the proceeds from the sale of the Existing Subordinated Notes to repay certain indebtedness and for working capital and other general corporate purposes.


Background and Reasons for the Exchange Offer

  The Company does not currently believe that it will be able to refinance or pay off the Existing Subordinated Notes when they mature in October 2002. The Company experienced significant losses in fiscal 2000. These losses, combined with current adverse capital market and economic conditions and an overall weakness in the telecommunications industry, have adversely affected the Company's ability to refinance the Existing Subordinated Notes. The Existing Subordinated Notes became a current liability in October 2001, which will further adversely affect the Company's balance sheet and its ability to finance its operations.

  For several months, management and its financial advisor, Dresdner Kleinwort Wasserstein, Inc. ("Dresdner Kleinwort Wasserstein"), have been examining alternatives to address the need to refinance the Existing Subordinated Notes. Management and Dresdner Kleinwort Wasserstein believe that it is not feasible at this time for the Company to effect such a refinancing by raising new money through the issuance of equity or debt securities on terms that would be acceptable to the Company.


  Since March 2001, management and Dresdner Kleinwort Wasserstein have held informal discussions with Stark Investments, LP, and since September 2001 with Creedon Capital and Northwestern Mutual Life, which collectively hold approximately 71% of the outstanding principal amount of the Existing Subordinated Notes. As a result of these negotiations and the considerations described in the previous paragraphs, the Company believes the terms of the Exchange Offer are in noteholders' and stockholders' best interests and will improve the Company's opportunities for success. However, no fairness opinion has been obtained as to the terms of the Exchange Offer.


  The Exchange Offer will improve the Company's balance sheet by reducing its outstanding indebtedness. The Company believes that improving its balance sheet will provide it with enhanced access to the capital markets and expand its opportunities for future growth.

  If the Exchange Offer is not completed and the Company is unable to otherwise refinance or pay off the Existing Subordinated Notes, the Company faces the possibility of bankruptcy when the Existing Subordinated Notes become due in October 2002, or possibly earlier, the consequence of which could be liquidation or reorganization of the Company.

  On September 28, 2001, the Company entered into a new $60 million revolving credit facility which was subsequently increased to $85 million by an amendment on October 12, 2001. This credit facility has a term of five years, and provides greater flexibility in funding foreign operations, a more extensive borrowing base, and more flexible financial covenants. The revolving credit facility has an interest rate of prime plus 1% and is secured by substantially all of the Company's assets. The revolving credit facility requires the Company to refinance the Existing Subordinated Notes or exchange or extend the maturity of at least $120 million of the Existing Subordinated Notes by April 2002 in a manner satisfactory to the lender. Failure to do so could result in default under the revolving credit facility, which could cause bankruptcy, liquidation or reorganization of the Company.

  During the twelve months ended January 9, 2002, the price of the Common Stock ranged from a low closing price of $0.76 per share to a high closing price of $2.58 per share. On January 9, 2002, the last sales price of the Common Stock was $0.80 per share and on December 18, 2001, the last bid price of the Existing Subordinated Notes was $475.20 per $1,000 principal amount, which was the last date for which a bid price was available.


  Management believes that the benefits of the Exchange Offer will outweigh the potential significant dilution of the interests of the Company's present stockholders resulting from the Exchange Offer (see "Effect of the Exchange Offer upon Existing Stockholders" above). For these reasons, the Board of Directors of the Company believes that the issuance of additional shares of Common Stock in the Exchange Offer is in the best interests of the present stockholders of the Company and should be approved.

Comparison of Existing Subordinated Notes to Senior Notes and Senior Convertible Notes

                Existing Subordinated Notes
                                     Senior Notes         Senior Convertible
                                                          Notes

Issuer......... CellStar             CellStar             CellStar
                Corporation          Corporation          Corporation


Notes Offered.. $150,000,000         Up to $60,142,000
                aggregate principal  aggregate principal  Up to $60,142,000
                amount of 5%         amount of 12%        aggregate principal
                Convertible          Senior Subordinated  amount of 5% Senior
                Subordinated Notes   Notes due 2007.      Subordinated
                due 2002 issued                           Convertible Notes
                under an indenture                        due November 2002.
                between CellStar

                and The Bank of New
                York, as trustee.

Interest
Payment
Dates.......... Payable in cash on   Payable on June 15   Payable on June 15,
                April 15 and         and December 15      2002.
                October 15 of each   of each year.
                year.


Interest....... 5% per annum in      12% per annum in     5% per annum
                cash.                cash.                payable in cash or
                                                          Common Stock, at
                                                          the option of
                                                          CellStar.

Maturity....... October 15, 2002.               , 2007    November 30, 2002


Conversion..... Convertible into     None.
                CellStar Common                           Each $1,000 in
                Stock at $27.668                          principal amount of
                per share, subject                        Senior Convertible
                to adjustment.                            Notes will be
                                                          convertible into
                                                          1,000 shares of
                                                          CellStar Common
                                                          Stock, subject to
                                                          adjustment. The
                                                          holder of Senior
                                                          Convertible Notes
                                                          can elect to
                                                          convert at any time
                                                          prior to maturity.
                                                          At maturity, the
                                                          Senior Convertible
                                                          Notes are
                                                          mandatorily
                                                          converted into
                                                          Common Stock if
                                                          CellStar is not in
                                                          default on any
                                                          indebtedness. The
                                                          Company cannot
                                                          force conversion
                                                          until such default
                                                          has been cured.

Redemption..... The Existing Notes   The Senior Notes     None.
                are redeemable, in   will be subject to
                whole or in part,    redemption at
                at the option of     CellStar's option,
                CellStar, at 101%    at any time at a
                of the principal     price of 100% of
                amount plus accrued  par.
                and unpaid
                interest.

Change of
Control........ In the event of a    In the event of a    None.
                change of control,   change of control,
                holders of the       holders of the Senior
                Existing             Notes will have the
                Subordinated Notes   right to require the
                will have the right  Company to repurchase
                to require CellStar  their Senior Notes in
                to repurchase their  whole or in part at a
                Existing             price of 101% of their
                Subordinated Notes   principal amount.
                in whole or in part
                at a price of 101%
                of the principal
                amount thereof plus
                accrued and unpaid
                interest.

                Existing Subordinated Notes
                                     Senior Notes         Senior Convertible
                                                          Notes


Ranking........ The Existing         The Senior Notes     The Senior
                Subordinated Notes   will constitute      Convertible Notes
                constitute general,  general unsecured    will constitute
                unsecured            obligations of       general unsecured
                obligations of       CellStar and will    obligations of
                CellStar and are     be subordinated in   CellStar and will
                subordinated in      right of payment to  be subordinated in
                right of payment to  CellStar's           right of payment to
                all of CellStar's    revolving credit     CellStar's
                existing and future  facility and all     revolving credit
                senior               other existing and   facility and all
                indebtedness. The    future senior        other existing and
                Existing             indebtedness, and    future senior
                Subordinated Notes   senior in right of   indebtedness, and
                will also be         payment to all       senior in right of
                subordinate in       subordinated         payment to all
                right of payment to  indebtedness,        subordinated
                the Senior Notes     including the        indebtedness,
                and Senior           Existing             including the
                Convertible Notes.   Subordinated Notes.  Existing
                In addition,         The Senior Notes     Subordinated Notes.
                because CellStar's   rank equally with    The Senior
                operations are       the Senior           Convertible Notes
                conducted            Convertible Notes.   rank equally with
                exclusively through                       the Senior Notes.
                CellStar's
                operating
                subsidiaries,
                claims of creditors
                of such
                subsidiaries will
                have priority with
                respect to the
                assets and earnings
                of such
                subsidiaries over
                the claims of our
                creditors,
                including holders
                of the Existing
                Subordinated Notes.
                At January 8, 2002,
                CellStar had
                $17,300,000 of
                senior indebtedness
                outstanding and at
                November 30, 2001,
                CellStar's
                subsidiaries had
                $267,900,000 of
                trade payables and
                other indebtedness
                outstanding. Our
                revolving credit
                facility provides
                for maximum
                borrowings of
                $85,000,000. At
                January 8, 2002, we
                had available
                $63,600,000 of the
                $85,000,000
                borrowing capacity.
                The Existing
                Subordinated Notes
                indenture does not
                limit the amount of
                additional
                indebtedness that
                CellStar or its
                subsidiaries can
                create, incur,
                assume or
                guarantee.



Accrued
Interest....... CellStar will pay    Not applicable.      Not Applicable.
                accrued and unpaid
                interest up to the
                date of acceptance
                on the Existing
                Subordinated Notes
                we accept for
                exchange.

                Existing Subordinated Notes
                                     Senior Notes         Senior Convertible
                                                          Notes


Negative        None.                                     None.
Covenants......                      The Senior Notes
                                     Indenture will
                                     contain covenants
                                     that limit
                                     additional
                                     indebtedness,
                                     investments, loans
                                     and advances,
                                     restricted
                                     payments, liens,
                                     sale-lease back
                                     transactions,
                                     mergers, sale of
                                     assets, etc. and
                                     disposition of
                                     proceeds of asset
                                     sales


Listing........ The Existing         The Senior Notes     The Senior
                Subordinated Notes   are expected to      Convertible Notes
                trade in the over-   trade in the over-   are expected to
                the-counter          the-counter          trade in the over-
                market.              market.              the-counter
                                                          market.

Listing of the Common Stock for Trading

  The Common Stock is listed for quotation on the Nasdaq National Market under the symbol "CLST." The Company has applied for listing on the Nasdaq National Market of the shares of Common Stock issuable upon the conversion of the Senior Convertible Notes issued in the Exchange Offer.

United States Federal Income Tax Consequences to the Company


  The following discussion is a general description of possible United States Federal income tax consequences to the Company that may result from the Exchange Offer. The actual United States Federal income tax effect may vary depending upon circumstances in existence at the time these taxes are determined.


  Treatment of Possible Cancellation of Indebtedness Income. If the fair market value of the Senior Notes and Senior Convertible Notes and cash to be issued by the Company in the Exchange Offer (excluding amounts paid with respect to accrued but unpaid interest) is less than the adjusted issue price of Existing Subordinated Notes exchanged therefor, the Company will recognize cancellation of indebtedness income. If the Company recognizes cancellation of indebtedness income in connection with the Exchange Offer and, immediately before the date of the Exchange Offer, either (i) the Company is "solvent" (i.e., the fair market value of the Company's assets exceeds the amount of its liabilities), then the Company will include all cancellation of indebtedness income in its income for Federal income tax purposes, or (ii) the Company is insolvent, then the Company will exclude from its income for Federal income tax purposes an amount of cancellation of indebtedness income up to the amount by which the Company was insolvent immediately before the discharge. If the Company excludes cancellation of indebtedness income from its income as described above, the Company will be required to reduce certain of its tax attributes, including net operating loss and foreign tax credit carryovers and the Company's tax basis in its assets, by an amount equal to the amount of the cancellation of indebtedness income that is excluded from the Company's income.


  Limitation on Use of Net Operating Loss Carryovers. On August 31, 2001, the Company had net operating loss and foreign tax credit carryovers of approximately $60 million and $1.3 million, respectively, for U.S. Federal income tax purposes that are available to reduce future Federal income tax. To the extent not used, the net operating loss and foreign tax credit carryovers expire in varying amount beginning in 2018 and 2002, respectively.


  The Company's ability to use its net operating loss and foreign tax credit carryovers to reduce future U.S. Federal income tax, if any, may be limited because the Company may be deemed to have undergone an "ownership change" (i.e., a more than fifty percentage point change in the ownership of the Company's stock) in connection with the Exchange Offer and certain previous transactions involving transfers of the Company's stock. A corporation that undergoes an ownership change is subject to limitations on the amount of its net operating loss and foreign tax credit carryovers that may be used to offset its Federal income tax following the ownership change. In addition, the use of certain other deductions attributable to events occurring in periods before an ownership change that are claimed within a five year period after the ownership change may also be limited (such "built-in deductions," together with net operating loss carryovers, are collectively known as "pre-change losses"). As a result, the Company's ability to use pre-change losses and foreign tax credits may be subject to a limitation and may result in accelerated or additional tax payments which, with respect to taxable periods after December, 2001, could have a material adverse impact in the Company's consolidated financial position or results of operations. At this time, management does not believe it will be necessary to provide an additional valuation allowance against the Company's ability to realize net operating loss and foreign tax credit carryovers upon the consummation of the proposed transactions.


Unaudited Pro Forma Condensed Consolidated Financial Information

  The following unaudited pro forma condensed consolidated balance sheet and statements of operations have been derived by the application of pro forma adjustments to the historical consolidated balance sheet at August 31, 2001 and statements of operations for the year ended November 30, 2000 and the nine months ended August 31, 2001.

  The unaudited pro forma condensed consolidated statements of operations for the fiscal year ended November 30, 2000 and the nine months ended August 31, 2001 give effect to the Exchange Offer as if it had occurred at the beginning of the earliest period presented and assumes all Existing Subordinated Notes are exchanged for $9.2 million principal amount of Senior Notes, $50.9 million principal amount of Senior Convertible Notes and $55.0 million in cash. The unaudited pro forma condensed consolidated balance sheet as of August 31, 2001 gives effect to the Exchange Offer as if it had occurred on August 31, 2001.

  The following unaudited pro forma consolidated financial information gives effect to the Exchange Offer and related adjustments, where indicated, assuming that 100% of the maximum principal amount of Existing Notes being currently outstanding are tendered and exchanged pursuant to the Exchange Offer. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The Company has accounted for the exchange as a troubled debt restructuring due to the Company's current and prospective financial situation and the concessions the Existing Noteholders will make in accepting the Exchange Offer.

  The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The unaudited pro forma condensed consolidated balance sheet and statements of operations should not be considered indicative of actual results that would have been achieved had the Exchange Offer been consummated on the dates or for the periods indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma condensed balance sheet and statements of operations should be read in conjunction with the Company's historical consolidated financial statements and related notes incorporated by reference into this Proxy Statement.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             As of August 31, 2001

                 (Dollars in thousands, except per share data)

                                                       Pro Forma(a)
                                              ---------------------------------
                                              Historical Adjustments    Results
                                              ---------- -----------    -------
Assets
------
  Cash and cash equivalents..................  $ 57,158    (14,836)(b)   42,322
  Restricted cash............................    40,615        --        40,615
  Accounts receivable, net...................   199,395        --       199,395
  Inventories................................   195,409        --       195,409
  Deferred income tax assets.................    32,074     (8,583)(c)   23,491
  Prepaid expenses...........................    22,765        --        22,765
                                               --------   --------      -------
    Total current assets.....................   547,416    (23,419)     523,997
Property and equipment, net..................    20,068        --        20,068
Goodwill, net................................    22,523        --        22,523
Deferred income tax assets...................    14,314        --        14,314
Other assets.................................     6,538       (994)(d)    5,544
                                               --------   --------      -------
    Total assets.............................  $610,859    (24,413)     586,446
                                               ========   ========      =======
Liabilities and Stockholders' Equity
------------------------------------
  Accounts payable...........................  $193,932        --       193,932
  Notes payable..............................    50,912     45,000 (e)   95,912
  Senior subordinated convertible notes
   payable...................................       --      53,445 (f)   53,445
  Accrued expenses...........................    27,309     (2,836)(g)   24,473
  Income taxes payable.......................       673        --           673
  Deferred income tax liabilities............     1,421        --         1,421
                                               --------   --------      -------
    Total current liabilities................   274,247     95,609      369,856
  Long-term debt.............................   150,000   (135,280)(h)   14,720
                                               --------   --------      -------
Total liabilities............................   424,247    (39,671)     384,576
                                               --------   --------      -------
Stockholders' Equity:
  Preferred stock............................       --         --           --
  Common stock...............................       602        --           602
  Additional paid-in capital.................    81,944        --        81,944
  Accumulated other comprehensive loss.......   (12,421)       --       (12,421)
  Retained earnings..........................   116,487     15,258 (i)  131,745
                                               --------   --------      -------
Total stockholders' equity...................   186,612     15,258      201,870
                                               --------   --------      -------
Total liabilities and stockholders' equity...  $610,859    (24,413)     586,446
                                               ========   ========      =======

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       Nine Months Ended August 31, 2001

                 (Dollars in thousands, except per share data)


                                                            Pro Forma(a)
                                                        ----------------------
                                            Historical  Adjustments   Results
                                            ----------  -----------  ---------
Revenues................................... $1,828,533       --      1,828,533
Cost of sales..............................  1,728,404       --      1,728,404
                                            ----------     -----     ---------
Gross profit...............................    100,129       --        100,129
Operating expenses:
  Selling, general and administrative
   expenses................................     80,856       --         80,856
  Separation agreement.....................      5,680       --          5,680
  Restructuring charge.....................        750       --            750
                                            ----------     -----     ---------
Operating income...........................     12,843       --         12,843
Other income (expense):
  Interest expense.........................    (12,497)    4,410(j)     (8,087)
  Equity in loss of affiliated companies,
   net.....................................       (822)      --           (822)
  Gain on sale of assets...................        933       --            933
  Impairment of investment.................     (2,215)      --         (2,215)
  Other, net...............................      4,349      (375)(k)     3,974
                                            ----------     -----     ---------
Total other income (expense)...............    (10,252)    4,035        (6,217)
                                            ----------     -----     ---------
Income before income taxes.................      2,591     4,035         6,626
Provision for income taxes.................        648     1,717(l)      2,365
                                            ----------     -----     ---------
Net income................................. $    1,943     2,318         4,261
                                            ==========     =====     =========
Net income per share:
  Basic.................................... $     0.03                    0.07
  Diluted.................................. $     0.03                    0.07
Weighted average number of shares:
  Basic....................................     60,142                  60,142
  Diluted..................................     60,150                  60,150

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      Fiscal Year Ended November 30, 2000

                 (Dollars in thousands, except per share data)

                                                      Pro Forma(a)
                                            ----------------------------------
                                            Historical  Adjustments   Results
                                            ----------  -----------  ---------
Revenues................................... $2,475,682       --      2,475,682
Cost of sales..............................  2,364,197       --      2,364,197
                                            ----------     -----     ---------
Gross profit...............................    111,485       --        111,485
Operating expenses:
  Selling, general and administrative
   expenses................................    169,232       --        169,232
  Impairment of assets.....................     12,339       --         12,339
  Restructuring charge.....................       (157)      --           (157)
                                            ----------     -----     ---------
Operating income (loss)....................    (69,929)      --        (69,929)
Other income (expense):
  Interest expense.........................    (19,113)    5,880 (j)   (13,233)
  Equity in income (loss) of affiliated
   companies, net..........................     (1,805)      --         (1,805)
  Gain on sale of assets...................      6,200       --          6,200
  Other, net...............................        932      (500)(k)       432
                                            ----------     -----     ---------
Total other income (expense)...............    (13,786)    5,380        (8,406)
                                            ----------     -----     ---------
Income (loss) before income taxes..........    (83,715)    5,380       (78,335)
Provision (benefit) for income taxes.......    (20,756)    2,289 (1)   (18,467)
                                            ----------     -----     ---------
Net income (loss).......................... $  (62,959)    3,091       (59,868)
                                            ==========     =====     =========
Net income (loss) per share:
  Basic.................................... $    (1.05)                  (1.00)
  Diluted.................................. $    (1.05)                  (1.00)
Weighted average number of shares:
  Basic....................................     60,131                  60,131
  Diluted..................................     60,131                  60,131

                  NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED FINANCIAL INFORMATION

(a) Reflects the pro forma presentation assuming 100% of the principal amount of Existing Subordinated Notes currently outstanding are tendered and exchanged for $9.2 million principal amount Senior Notes, $50.9 million principal amount Senior Convertible Notes and $55.0 million in cash pursuant to the Exchange Offer. The Senior Convertible Notes are mandatorily convertible into 50,900,000 shares of common stock on November 30, 2002.

(b) Reflects the following cash payments (in thousands):

     Payment of accrued interest...................................... $ 2,836
     Payment on Existing Subordinated Notes from existing cash
      balances........................................................  10,000
     Payment of estimated costs of Exchange...........................   2,000
                                                                       -------
                                                                       $14,836
                                                                       =======

(c) Represents utilization of net operating loss carryforwards for income taxes on the gain resulting from the Exchange Offer.

(d) Reflects removal of unamortized debt issuance costs related to the Existing Subordinated Notes.

(e) Reflects borrowings under the Company's existing bank facility and proposed new foreign facility.

(f) Reflects $50.9 million principal amount of new Senior Convertible Notes issued in conjunction with the Exchange Offer and future interest payable of $2,545,000.

(g) Payment of interest accrued from April 15, 2001 (latest interest payment date through August 31, 2001).

(h) Reflects $9.2 million principal amount of new Senior Notes issued in conjunction with the Exchange Offer and future interest payable of $5,520,000.

(i) Reflects the gain recorded in the Exchange of Existing Subordinated Notes calculated as follows (dollars in thousands):

     Carrying value of Existing Subordinated Notes:
       Principal amount............................................... $150,000
       Unamortized debt issuance costs................................     (994)
       Cash paid pursuant to the Exchange offer.......................  (55,000)
                                                                       --------
         Total carrying value, net of cash payments...................   94,006
                                                                       --------
     Future cash payments (principal and interest):
       Senior Convertible Notes.......................................  (53,445)
       Senior Notes...................................................  (14,720)
       Estimated debt issuance costs..................................   (2,000)
                                                                       --------
         Total future cash payments...................................  (70,165)
                                                                       --------
           Gain on Exchange...........................................   23,841
     Income taxes (36% of gain).......................................   (8,583)
                                                                       --------
           Gain, net of taxes......................................... $ 15,258
                                                                       ========

  The amount of the actual gain on the Exchange of Existing Subordinated Notes will be determined based on the combination of the Senior Convertible Notes and the Senior Notes actually issued. In addition, the pro forma debt restructuring, as computed above, results in no future interest expense recognition for the New Senior Notes and Senior Convertible Notes in accordance with Statement of Financial Accounting Standards No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings. The amount of interest expense that may be recorded as a result of the debt restructuring will depend on the combination of Senior Notes and Senior Convertible Notes actually issued.

                  NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION--(Continued)


(j) Reflects net change in interest expense resulting from the Exchange Offer as follows (dollars in thousands):


                                                        Nine Months
                                                           Ended     Year Ended
                                                        August 31,  November 30,
                                                           2001         2000
                                                        ----------- ------------
   Elimination of interest effect of Existing
    Subordinated Notes:
     Interest on Existing Subordinated Notes..........    $5,625        7,500
     Amortization of debt issuance costs..............       726          968
                                                          ------       ------
                                                           6,351        8,468
   Interest effect of indebtedness related to the
    Exchange Offer:
     Interest on additional borrowings under bank
      facilities (based on current rates of borrowings
      available to the Company).......................    (1,941)      (2,588)
                                                          ------       ------
   Net decrease in interest...........................    $4,410        5,880
                                                          ======       ======


(k) Reflects interest foregone (5% assumed annual interest rate) on existing cash balances used to make payments under the Exchange Offer.

(l) Reflects the income tax effect of the above adjustments.

No Dissenter's Rights


  Neither the Certificate of Incorporation or Bylaws of the Company nor the laws of the State of Delaware require that appraisal rights be available to stockholders that do not vote to approve the issuance of Common Stock in the Exchange Offer.

Required Vote

  The vote required to approve the Exchange Offer, in accordance with the laws of the State of Delaware and the rules of Nasdaq applicable to companies with securities listed thereon, is the affirmative vote of the holders of a majority of shares present in person or represented by Proxy at the Meeting, provided that a quorum is present at the Meeting.


  The Board of Directors recommends a vote FOR the proposal to approve the Exchange Offer.

                                PROPOSAL THREE

             APPROVAL OF CHARTER AMENDMENT TO EFFECT REVERSE SPLIT

  The Board of Directors has adopted, and proposes that the stockholders of the Company approve, the amendment to the Certificate of Incorporation of the Company, which would effect a one-for-five reverse split of the outstanding shares of Common Stock (the "Reverse Split"). The par value of the Common Stock will remain $0.01 per share and the number of shares of Common Stock authorized to be issued will remain at 200,000,000. Approval of the Reverse Split will also authorize the Board of Directors in its discretion to abandon and not effect the Reverse Split at any point.

Purpose and Effect of the Proposed Amendment

  The Board of Directors proposes the Reverse Split for stockholder approval primarily to facilitate the listing of the Common Stock on the NASDAQ National Market System. One criteria for listing on the NASDAQ National Market System is that the applicant's common share trading price must be at least $1.00 per share. The per share price of the Company's Common Stock does not currently meet the minimum trading price requirement of the NASDAQ National Market System. The Company believes the completion of the Reverse Split will cause the trading price of the Common Stock to increase above the minimum trading price requirement of the NASDAQ National Market System. There can be no assurance, however, that the Reverse Split will result in any change in the price of the Company's Common Stock or that, if the price of the Company's Common Stock does increase as a result of the Reverse Split, such increase will be sufficient to allow the Company to comply with the listing requirements of the NASDAQ National Market System.

  If the Common Stock were delisted, it would then be eligible for quotation on the OTC Bulletin Board maintained by NASDAQ, another over-the-counter quotation system or the "pink sheets" maintained by the National Quotation Bureau, Inc. If that occurred, the liquidity and marketability of shares of the Common Stock would be decreased, and therefore stockholders of the Company might find it more difficult to buy or sell Common Stock at a price they believe to be favorable. Additionally, an investor may find it more difficult to obtain quotations as to the market value of the Common Stock, or the quotations might not accurately reflect the fair market value of the Common Stock.

  As a part of the Reverse Split, the Company's surplus would be increased as a result of maintaining the par value of the Common Stock at $0.01 per share but decreasing the number of issued shares of the Company. Under the Delaware General Corporation Law, a corporation is permitted to purchase its own shares of capital stock or to declare dividends only to the extent that the corporation has an amount of surplus equal to or greater than the amount of the stock redemption or dividend. Under the Delaware General Corporation Law, the "surplus" of a corporation is defined as the excess of the net assets of a corporation less the stated capital of a corporation. The "stated capital" of a corporation is equal to the number of issued shares of the corporation multiplied by the par value of the shares. The "net assets" of a corporation is the total assets minus the total liabilities of a corporation. Because the number of issued shares of the Company will decrease as a result of the Reverse Split but the par value will remain the same, the stated capital of the Company will necessarily decrease. The amount by which the stated capital decreases will be considered additional surplus of the Company. Despite the increase in the amount of surplus that would be caused by the split, the Company at this time has no plans, other than in connection with the redemption of fractional shares created by the Reverse Split as described below, to redeem its shares of Common Stock or have any other distributions, other than cash dividends that may be paid from time to time.

  The number of authorized shares of Common Stock, which currently is 200,000,000, will not be reduced as a result of the Reverse Split. Consequently, the number of authorized but unissued shares of Common Stock will increase as a result of the Reverse Split. If the Reverse Split and the Exchange Offer had been effected as of January 9, 2002, and all participants in the Exchange Offer elected to receive only Senior Convertible Notes and all Senior Convertible Notes were converted as of January 9, 2002,
24,056,844 shares of Common Stock would have been outstanding, and 175,943,156 shares of Common Stock would have been available for future issuance. If the Reverse Split and the Exchange Offer had been effected as of January 9, 2002, and no participants in the Exchange Offer elected to receive Senior Convertible Notes, 12,028,422 shares of Common Stock would have been outstanding, and 187,971,578 shares of Common Stock would have been available for future issuance.


  Authorized but unissued shares of Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate. Except for the proposals set forth in this Proxy Statement, no further authorization by vote of the stockholders will be solicited for the issuance of the additional shares of Common Stock, except as might be required by law, regulatory authorities or rules of NASDAQ or any stock exchange on which the Company's shares may then be listed. Under the rules applicable to the Company as a NASDAQ National Market System issuer, the Company is required to obtain stockholder approval of any transaction (a) other than a public offering, in which 20% or more of the then outstanding Common Stock (before giving effect to the transaction) would be issued, or (b) that will result in a change of control of the Company, although in appropriate circumstances, the application of such rule could be waived. In addition, the Delaware General Corporation Law, which governs the actions of the Company generally requires stockholder approval for the Company to issue shares in connection with a merger or consolidation with another entity. The stockholders do not have any right to purchase or subscribe for any part of any new or additional issuance of the Company's securities. The issuance of such authorized but unissued shares may have the effect of diluting the earnings per share and book value per share of outstanding Common Stock. Another potential effect of the increase in the number of authorized but unissued shares of Common Stock is that the interests of the existing shareholders in the Company could be diluted substantially, by way of ownership percentage and voting power, though the issuance of authorized but unissued shares of Common Stock (but subject to compliance with the NASDAQ National Market System rules set forth above), without stockholder approval. Although not a factor in the decision of the Board of Directors to propose the Reverse Split, the increased number of authorized and unissued shares of Common Stock could be used by the Board of Directors as an anti-takeover defense, to raise capital in the future, to finance future acquisitions, to retire debt or to compensate employees, all without further stockholder action. The Company currently has no plans, arrangements or understandings regarding future issuances of Common Stock except in connection with the Existing Subordinated Notes, the Senior Convertible Notes, the Company's stock option plans and the Company's shareholder rights plan.


  The approval of the Reverse Split is independent of the proposal to approve the Exchange Offer discussed above and may be implemented if the requisite vote is achieved, whether or not such other proposal is approved.

Effect of Reverse Split

  Because the number of issued shares of the Company would decrease but the par value would remain the same after the Reverse Split, the Company's stated capital would decrease by approximately $481,138, and the Company's surplus account would increase by a corresponding amount. This change in the Company's capital accounts would be reflected in the Company's financial statements, along with a notation of the change in outstanding shares of Common Stock, as a result of the Reverse Split.

  The proposed Reverse Split will not affect any stockholder's proportionate equity interest in the Company, except for those stockholders who would receive cash in lieu of fractional shares. Holders of Common Stock will continue to be entitled to receive such dividends as may be declared by the Board of Directors. Outstanding stock options and the total number of shares authorized for issuance under the Company's stock plans will be proportionately adjusted to reflect the Reverse Split if it is effected. The Company's reporting obligations under the Securities Exchange Act of 1934, as amended, will not be affected by the Reverse Split.

  There were no shares of Preferred Stock issued on the Record Date. As of the Record Date, all 45,000 shares of Preferred Stock designated as Series A Preferred Stock were reserved for issuance under the Company's Rights Agreement, dated as of December 30, 1996, with Mellon Investor Services, L.L.C. (formerly known as ChaseMellon Shareholder Services L.L.C.), as rights agent (the "Rights Agreement"). The Company is not conducting a reverse split of any Preferred Stock since no shares of Preferred Stock have been issued. However, the number of rights under the Rights Agreement associated with each share of Common Stock shall be increased by a factor of five.

  If the amendment is approved by the stockholders and the board determines to implement the Reverse Split, the Company will file a certificate of amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware. The proposed amendment would become effective as stated therein and, without further action of the Company or its stockholders, every five shares of Common Stock outstanding would automatically be deemed to represent one share.


Exchange of Certificates; No Fractional Shares


  No fractional shares of Common Stock will be issued in connection with the proposed Reverse Split. Assuming the approval of the Reverse Split, a stockholder who would otherwise be entitled to receive a fractional share of Common Stock will receive, in lieu thereof, cash in a proportional amount equal to the closing price of the Common Stock on the NASDAQ National Market System on the date of this proxy statement.

  The Company will appoint Mellon Investor Services, L.L.C., as exchange agent in connection with the Reverse Split. As soon as practicable after the effective date of the Reverse Split, holders of Common Stock will be notified and requested to surrender to the exchange agent any certificate(s) representing outstanding shares of Common Stock in exchange for certificate(s) representing the reduced number of shares of Common Stock that will result from the Reverse Split, together with cash in lieu of any fractional share. The Company's stock records will be adjusted to reflect the shares held by each holder of Common Stock after the Reverse Split. On the effective date, each certificate representing shares of Common Stock will be deemed for all purposes to represent the reduced number of shares of Common Stock that will result from the Reverse Split, whether or not the certificates representing the outstanding Common Stock are surrendered for exchange. The Company will deposit with the exchange agent, as soon as practicable after the effective date, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the Reverse Split. Any portion of the cash deposited with the exchange agent to pay for fractional shares that is held by the exchange agent six months after the effective date will be returned to the Company, on demand. Thereafter, holders of shares eligible for this cash settlement for fractional shares would be paid directly by the Company. The Company intends to use cash it holds to make the payments in lieu of fractional shares. As of December 20, 2001, there were approximately 295 stockholders of record. The Company does not anticipate this number to change materially as a result of the Reverse Split.

No Dissenter's Rights


  Neither the Certificate of Incorporation or bylaws of the Company nor the laws of the State of Delaware require that appraisal rights be available to stockholders that do not vote to approve the Reverse Split.


Resales of Restricted Securities


  The proposed amendment will not affect the transferability of shares of Common Stock or any present restriction on the sale thereof. Therefore, for purposes of determining the relevant holding period as prescribed by Rule 144 under the Securities Act of 1933, as amended, the shares of Common Stock to be issued to each stockholder after the effective date will be deemed to have been acquired on the date on which the stockholder acquired the shares of Common Stock held immediately prior to the effective date.

United States Federal Income Tax Consequences


  The following is a summary of the material United States federal income tax consequences relating to the Reverse Split. This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to particular stockholders in light of their personal circumstances or the effect of any applicable state, local or foreign tax laws. The discussion is not, and should not be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed amendment. Accordingly, stockholders are urged to consult their personal tax advisors for an analysis of the effect of the Reverse Split on their respective tax situations, including consequences under applicable state, local or foreign tax laws.

  This discussion is based upon provisions of the Code, the Treasury Regulations, and judicial and administrative interpretations of the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences described herein. We have not obtained, nor do we intend to obtain, a ruling from the Service with respect to the United States federal income tax consequences of the Reverse Split.

  The Reverse Split will be deemed to be a tax-free recapitalization to the Company and its stockholders to the extent that outstanding shares of Common Stock are exchanged for a reduced number of shares of Common Stock. Therefore, neither the Company nor its stockholders will recognize any gain or loss for federal income tax purposes as a result thereof. However, if a stockholder receives cash in lieu of any fractional share interest in the Common Stock, the stockholder will be treated as having received the cash in redemption of his or her fractional share interest. Depending on the stockholder's retained stock interest, this cash redemption will be treated as either (a) a dividend to the extent of the Company's current and accumulated earnings and profits with any excess first applied against the stockholder's adjusted tax basis allocable to the fractional share interest and the remainder treated as gain from the sale or exchange of the fractional share interest or (b) gain or loss from the sale or exchange of the fractional share interest in an amount equal to the difference, if any, between the cash received and the stockholder's tax basis allocable to the fractional share interest.

  The shares of Common Stock to be issued to each stockholder will have an aggregate tax basis, for computing gain or loss, equal to the aggregate tax basis of the shares of Common Stock held by the stockholder immediately prior to the effective date, less any tax basis allocable to the fractional share interest redeemed (if any) to the extent the redemption is treated as a sale or exchange under the preceding paragraph. A stockholder's holding period for the shares of Common Stock to be issued will include the holding period for shares of Common Stock exchanged therefor, provided, that the outstanding shares of Common Stock are held by the stockholder as capital assets on the effective date of the Reverse Split.

Amendment

  If the Reverse Split is approved, the Certificate of Incorporation, as amended, will be amended by deleting paragraph (a) of Article Four in its entirety and inserting in its place the following:

  "ARTICLE 4. Description and Authorization of Stock.

  (a) Stock Authorization. The total number of shares of capital stock that the Corporation shall have authority to issue is 205,000,000 shares, which shall consist of (i) 200,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock") and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). Simultaneously with the effective date of this amendment (the "Effective Date"), each five shares of the Company's Common Stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be combined, pursuant to a reverse stock split, into one share of Common Stock, par value $0.01 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's transfer agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by the Old Certificates so surrendered are combined under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in New Common Stock will be issued, and no fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. The Corporation shall issue to each stockholder of the Corporation otherwise entitled to receive a fractional share of Common Stock, cash in an amount equal to the product obtained by multiplying the fraction by the closing price for the Common Stock on the NASDAQ National Market System on the date that this amendment is filed with the Secretary of State of the State of Delaware in lieu of a fractional share of Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting the exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that the taxes are not payable.

Required Vote


  In accordance with the laws of the State of Delaware, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date is required to approve the Reverse Split. Approval of the Reverse Split will also authorize the Board of Directors to, at any point and in its discretion, abandon and not effect the Reverse Split.

  The Board of Directors recommends a vote FOR approval of the amendment to effect the Reverse Split.

                             CERTAIN TRANSACTIONS

  In May 2000, CellStar (Asia) Corporation Limited ("CellStar Asia") loaned $320,503 to Mr. A.S. Horng, Chairman and Chief Executive Officer of CellStar Asia, at an interest rate of 6%. CellStar Asia made the loan to Mr. Horng to assist with the payment of taxes. Mr. Horng repaid the loan in September 2000.

  In connection with its initial public offering in December 1993, the Company bought from Mr. Goldfield, its then Chief Executive Officer, a jet aircraft at book value and agreed that he would have the right to buy the aircraft back at its then current book value if the Company decided to sell it. In January 2001, the Company sold the aircraft to Mr. Goldfield for its book value, which was $2,236,718.

  In July 2001, the Company entered into the Separation Agreement and the Consulting Agreement with Mr. Goldfield. See "Executive Compensation; Separation Agreement and Release and Consulting Agreement with Mr. Goldfield."

                             INDEPENDENT AUDITORS

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP as the independent auditors of the Company for the fiscal year ending November 30, 2001. KPMG LLP served as the Company's independent certified public accountants for the fiscal year ended November 30, 2000, and has reported on the Company's consolidated financial statements for such year. Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders of the Company may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act and the Company's Certificate of Incorporation. Under SEC proxy rules, the Company is required to provide the following information based on the assumption that the date for the Company's next annual meeting after the Meeting will be within thirty (30) days of the first anniversary of the date of the Meeting: any appropriate proposal submitted by a stockholder of the Company and intended to be presented at the 2002 annual meeting of stockholders to be held after the Meeting must be received by the Company by September 16, 2002, to be considered for inclusion in the Company's proxy statement and related proxy for the 2002 annual meeting. The Company anticipates that it will have its next annual meeting after the Meeting no later than November 30, 2002. If that annual meeting is outside the 30 day period referred to above, then proposals submitted by a stockholder for inclusion in the Company's proxy statement and related proxy must be received a reasonable time before the Company prints and mails its proxy materials.


  Also, a stockholder proposal intended to be presented at the next annual meeting after the Meeting but not included in the Company's proxy statement for such meeting, must be received by the Company at least 60 days in advance of the date of that meeting or, if the public announcement of the meeting is less than 70 days before the date of the meeting, on or before the tenth day following the date on which the meeting is first publicly announced. According to the Company's Certificate of Incorporation, a stockholder proposal received outside of this time period will be considered untimely. Management named in the Company's proxy form for the annual meeting will then have discretionary authority to vote shares represented by such proxies on the stockholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy materials. Even if a stockholder makes a timely notification, management named in the Company's proxy form for the annual meeting may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC.




  The Company will inform you of any changes of the dates above in a timely manner and will provide notice of the new dates in a quarterly report on Form 10-Q.

  The procedure for nominating a person for election to serve as a director is set forth under "Meetings of Directors and Committees--Nominating Committee." Any stockholder proposal must provide the information required by the Company's bylaws and Certificate of Incorporation and comply with any applicable laws and regulations. All submissions should be made to the Secretary of the Company at the Company's principal offices at 1730 Briercroft Court, Carrollton, Texas 75006.



                                OTHER BUSINESS

  The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matter properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to exercise their discretionary authority to vote in accordance with their best judgment.

                      DOCUMENTS INCORPORATED BY REFERENCE

  Accompanying this Proxy Statement are copies of the Company's Annual Report on Form 10-K/A Amendment No. 2 for the fiscal year ended November 30, 2000 filed with the SEC on July 6, 2001 (the "Annual Report"), the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended February 28, 2001 filed with the SEC on July 6, 2001, the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended May 31, 2001 filed with the SEC on October 22, 2001, and the Company's Quarterly Report on Form 10-Q/A for the quarterly period ended August 31, 2001 filed with the SEC on January 10, 2002. The Annual Report and such quarterly reports are not to be deemed a part of this Proxy Statement and do not form any part of the material for the solicitation of Proxies, other than the sections of the Annual Report entitled "Supplementary Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure," and "Quantitative and Qualitative Disclosures About Market Risk," and the Company's consolidated financial statements included in the Annual Report and such quarterly reports, each of which is incorporated herein by reference.

                                 MISCELLANEOUS

  The entire cost of soliciting Proxies, including the costs of preparing, printing and mailing this Proxy Statement and accompanying materials to stockholders, will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit Proxies personally or by telephone or otherwise, without additional compensation. MacKenzie Partners, Inc. ("MacKenzie") will assist the Company in the solicitation of Proxies. The Company estimates that it will pay approximately $15,000 in fees, plus expenses and disbursements, to MacKenzie for its proxy solicitation services. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                                          By Order of the Board of Directors,

                                          [SIGNATURE OF ELAINE FLUD RODRIGUEZ]

                                          [SIGNATURE OF ELAINE FLUD RODRIGUEZ]

                                          Elaine Flud Rodriguez
                                          Senior Vice President, Secretary and
                                           General Counsel

January 14, 2002

                                                                     APPENDIX A

                             CELLSTAR CORPORATION

                            AUDIT COMMITTEE CHARTER

  The Audit Committee (the "Committee") of CellStar Corporation (the "Company") is a committee of the Board of Directors. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (i) the financial information which will be provided to the shareholders, potential shareholders, the investment community and others;
(ii) reviewing areas of potential significant financial risk to the Company including the systems of internal controls which management and the Board of Directors have established; (iii) monitoring the independence and performance of the Company's independent accountants and internal audit function; and (iv) reporting on all such matters to the Board of Directors.

  In meeting its responsibilities, the Committee is expected to:

Meetings and Memberships

  1. Provide an open avenue of communication between the internal auditor, the independent accountant and the Board of Directors, including meeting with the internal auditor, the independent accountant and management in separate executive sessions to discuss any matters that the Committee or any of these persons believe should be discussed privately with the Committee.

  2. The Committee should meet privately in executive session at least annually with internal audit services and the independent auditors to discuss any matters that the Committee believes should be discussed.

  3. The Committee shall have at least three members, who shall serve at the pleasure of the Board of Directors. All members shall be outside directors, and at least two of the members shall be independent directors. An "independent director" is a person whose only nontrivial connection to the Company is that person's directorship. An independent director must also meet the qualifications of an "outside director." All members of the Committee shall be financially literate and able to read and understand fundamental financial statements. At lease one member of the Committee shall have accounting or related financial management experience. An "outside director" is

    (i) a person who is an independent director, or

    (ii) a person who

      (a) is not employed by the Company or any of its affiliates for the current year or any of the past three years,

      (b) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year,

      (c) has not been an officer of the Company,

      (d) does not receive remuneration from the Company, either directly or indirectly, in any capacity other than as a director, as set forth in 26 C.F.R. Section 1.162-27(e)(3)(i), promulgated under Section 162
    (m) of the Internal Revenue Code of 1986, as amended,

      (e) is not a member of the immediate family of an individual who is, or has been in any of the past three years, employed by CellStar or any of its affiliates as an executive officer,

      (f) is not a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which CellStar made, or from which CellStar received, payments (other than those arising solely from investments in CellStar's securities) that exceeded 5% of CellStar's or the business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years,

      (g) is not employed as an executive of another entity where any of CellStar's executives serve on that entity's compensation committee, and

      (h) does not have a relationship that, in the opinion of CellStar's Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

    Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in that person's home.

General

  1. Review and update the Committee's charter annually.

  2. Inquire of management, the internal auditor and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

  3. Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

  4. Consider and review with management, the independent accountant and the internal auditor:

    a. The adequacy of the Company's internal controls, including the adequacy of controls and security for management information systems and other information technology.

    b. Any related significant findings and recommendations of the independent accountant and internal audit together with management's responses thereto.

  5. Review filings with the SEC and other published documents containing the Company's financial statements and consider whether the information contained in these documents is consistent with the information contained in the financial statements.

  6. Review the Company's policies relating to compliance with laws and regulations; the Company's code of conduct; ethics; officers' expense accounts, perquisites, and use of corporate assets; conflict of interest and the investigation of misconduct or fraud. Determine the extent to which the planned audit scope of the internal auditor and independent accountant can be relied on to detect fraud.

  7. Review legal and regulatory matters that may have a material impact on the financial statements, the Company's related compliance policies and programs and reports received from regulators.

  8. Report actions of the Committee to the Board of Directors with such recommendations as the Committee may deem appropriate.

  9. The Committee shall meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

  10. The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

  11. The Committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

  12. Annually, prepare a report to the shareholders as required by the Securities and Exchange Commission. The report should be signed by the Chair of the Committee and included in the Company's annual Proxy Statement. State the Company's Audit Committee has adopted a written charter.

  13. Provide a report of the Committee's activities to the Board at regular intervals.

  14. The Committee members and the Committee chairman shall be designated by the full Board of Directors upon the recommendation of the Nominating Committee of the Board of Directors. The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board of Directors. In carrying out these responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order that it can best react to changing conditions and environment and to assure the Board of Directors and shareholders that the Company accounting practices are in accordance with all requirements and are of the highest quality.

Management

  1. Review Management's Discussion and Analysis (MD&A) included in Form 10-K.

  2. Review with management the Company's policies and controls, including reporting controls over derivative transactions, including Foreign Currency exposures and hedging activities.

Management and Independent Accountant

  1. Review quarterly results and related public release with management and independent accountant prior to release. Review with management, the independent accountant and the internal auditor Form 10-Q before it is filed with the SEC.

  2. Review with management and the Company's independent public accountants the applicability and impact of any new pronouncements (or exposure drafts) issued by the Financial Accounting Standards Board or other applicable regulatory agencies.

Independent Accountant and Internal Auditor

  1. Review with the internal auditor and independent accountant the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed by the Company and the related degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

Independent Accountant

  1. Confirm with the independent accountant their ultimate accountability to the Board of Directors and the Audit Committee, as representatives of the shareholders. Select and recommend to the Board of Directors the independent accountant to be proposed for shareholder approval, approve the compensation of the independent accountant, review and evaluate the independent accountant, and recommend to the Board of Directors the discharge of the independent accountant.

  2. Take action, or recommend that the full Board of Directors take action, to oversee the independence of the independent accountant by, among other things, (i) receiving from the independent accountant a formal written statement delineating all relationships between the accountant and the Company, consistent with Independence Standards Board Standard 1, and (ii) actively engaging in a dialogue with the accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountant.

  3. Review scope of work planned by the independent accountant for the annual audit.

  4. Review with the independent accountant at the completion of the annual examination:

    a. The Company's annual financial statements and related footnotes to establish that the organization's financial statements constitute a full and meaningful report to its shareholders and creditors.

    b. The independent accountant's audit of the financial statements and his or her report thereon.

    c. Any significant changes required in the independent accountant's audit plan.

    d. Any serious difficulties or disputes with management encountered during the course of the audit.

    e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards or any other concerns.

    f. The Company's compliance with its loan agreements.

    g. The existence of significant estimates and the rationale behind those estimates as well as any significant changes in such estimates.

    h. All fees paid to the auditors for the previous fiscal year.

    i. Any significant transactions that were not a normal part of the Company's business.

    j. Any change in accounting principles.

    k. Any prior period adjustments.

    l. The initial reporting of any signification loss or gain contingency (or significant change in the magnitude of any contingency).

    m. The "Management Letter" from the independent accountants.

Internal Auditor

  1. Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Audit Services.

  2. Confirm and assure the independence of the internal auditor.

  3. Review with the Director of Audit Services the audit scope and plan, including the coordination of audit effort between the internal auditor and the independent accountant, to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

  4. Consider and review with management and the internal auditor:

    a. Significant findings during the year and management's responses thereto.

    b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

    c. Any changes required in the planned scope of their audit plan.

    d. The internal auditing department budget and staffing.

    e. The internal audit department charter.

    f. The internal auditor's compliance with the Institute of Internal Auditors Standards for the Professional Practice of Internal Audits.